Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284509

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated May 12, 2025)

Up to a Maximum of 5,000,000 Shares of Common Stock

Heritage Distilling Holding Company, Inc.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 12, 2025 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) May 20, 2025 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus relates to the resale from time to time by C/M Capital Master Fund, LP, a Delaware limited partnership (the “Investor”), of up to 5,000,000 shares of our common stock, par value $0.0001 per share, of the up to $15,000,000 aggregate gross purchase price of shares of common stock (the “ELOC Shares”), which would represent approximately 13,636,364 shares based on the closing price of our shares on The Nasdaq Capital Markets (“Nasdaq”) on January 22, 2025 of $1.10 per share (the “Market Price” based on the closing price on that date), that have been or may be issued by us to the Investor pursuant to the Securities Purchase Agreement, dated as of January 23, 2025, between our company and the Investor (the “ELOC Purchase Agreement”), establishing a committed equity facility (the “Facility” or “Equity Line of Credit”). Of the 5,000,000 shares of our common stock originally registered under the registration statement of which the Prospectus forms a part, 1,187,453 shares have been sold as of the date of this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on Nasdaq under the symbol “CASK.” Pursuant to the ELOC Purchase Agreement, for purposes of establishing the Market Price, the last reported sale price of our common stock on Nasdaq on January 22, 2025 was $1.10 per share. On May 20, 2025, the closing sale price of our common stock was $0.52. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

Investing in our shares is highly speculative and involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our shares in “Risk Factors” beginning on page 12 of the Prospectus and the risk factors in any accompanying prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 21, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 10-Q
_________________________

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2025
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from __________ to __________
Commission file number 001-42411
_________________________
HERITAGE DISTILLING HOLDING COMPANY, INC
(Exact name of registrant as specified in its charter)
_________________________

Delaware	83-4558219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9668 Bujacich Road, Gig Harbor, Washington	98332
(Address of Principal Executive Offices)	(Zip Code)
(253) 509-0008
Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CASK	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.        Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).                    Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes ☐ No ☒
The number of shares of the Registrant’s common stock, par value $0.0001 per share, outstanding as of May 19, 2025, was 8,151,324.

Part I - Financial Information
Item 1. Financial Statements
HERITAGE DISTILLING HOLDING COMPANY, INC.
CONSOLIDATED FINANCIAL STATEMENTS

Heritage Distilling Holding Company, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash	$99,542	$453,162
Accounts Receivable	199,279	638,890
Inventory	2,505,488	2,471,567
Other Current Assets	445,458	355,928
Total Current Assets	3,249,767	3,919,547

Long Term Assets
Property and Equipment, net of Accumulated Depreciation	5,106,872	5,449,412
Operating Lease Right-of-Use Assets, net	3,389,361	3,303,158
Investment in Flavored Bourbon LLC	14,285,222	14,285,222
Intangible Assets (Note 8)	403,865	421,151
Goodwill (Note 8)	589,870	589,870
Other Long Term Assets	38,566	31,666
Total Long Term Assets	23,813,756	24,080,479
Total Assets	$27,063,523	$28,000,026

LIABILITIES & STOCKHOLDERS’ EQUITY / (DEFICIT)
Current Liabilities
Accounts Payable	$5,519,332	$4,979,353
Accrued Payroll	921,454	950,974
Accrued Tax Liability	1,478,668	1,535,628
Other Current Liabilities	1,152,267	1,253,052
Operating Lease Liabilities, Current	1,214,478	1,131,545
Notes Payable, Current	3,474,242	3,758,595
Accrued Interest	174,791	202,367
Total Current Liabilities	13,935,232	13,811,514

Long Term Liabilities
Operating Lease Liabilities, net of Current Portion	2,809,007	2,810,015
Notes Payable, net of Current Portion	9,485,939	9,482,339
Accrued Interest, net of Current Portion	1,035,245	977,316
Other Long Term Liabilities	127,076	127,075
Total Long-Term Liabilities	13,457,267	13,396,745
Total Liabilities	27,392,499	27,208,259

Commitments and Contingencies (Note 10)

Stockholders’ Equity / (Deficit)
Preferred Stock - par value $0.0001 per share, 5,000,000 shares authorized:
Series A Convertible, 500,000 shares designated; 494,840 shares issued and outstanding as of March 31, 2025 and December 31, 2024	49	49
Series B Convertible, 750,000 and 0 shares designated; 167,981 and 0 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	17	—
Common Stock, par value $0.0001 per share; 70,000,000 shares authorized; 6,921,564 and 5,273,611 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	721	556
Additional Paid-In-Capital	76,837,302	74,925,180
Accumulated Deficit	(77,167,065)	(74,134,018)
Total Stockholders’ Equity / (Deficit)	(328,976)	791,767
Total Liabilities & Stockholders’ Equity / (Deficit)	$27,063,523	$28,000,026

The accompanying notes are an integral part of these condensed consolidated financial statements.

Heritage Distilling Holding Company, Inc.
Condensed Consolidated Statement of Operations
(unaudited)

	For the Three Months Ended March 31,
	2025	2024
NET SALES
Products	$838,055	$1,231,823
Services	253,928	474,336
Total Net Sales	1,091,983	1,706,159

COST OF SALES
Products	814,209	1,213,565
Services	5,889	84,057
Total Cost of Sales	820,098	1,297,622
Gross Profit	271,885	408,537

OPERATING EXPENSES
Sales and Marketing	1,315,386	1,189,854
General and Administrative	1,407,676	1,445,553
Total Operating Expenses	2,723,062	2,635,407
Operating Loss	(2,451,177)	(2,226,870)

OTHER INCOME / (EXPENSE)
Interest Expense	(523,214)	(601,006)
Gain on Investment	—	3,421,222
Change in Fair Value of Convertible Notes	—	(571,089)
Change in Fair Value of Warrant Liabilities	—	430,208
Other Income / (Expense)	(58,656)	374
Total Other Income / (Expense)	(581,870)	2,679,709
Income / (Loss) Before Income Taxes	(3,033,047)	452,839
Income Taxes
Net Income / (Loss)	$(3,033,047)	$452,839

Net Income / (Loss) Per Share, Basic	$(0.34)	$1.12

Weighted Average Common Shares Outstanding, Basic	9,662,201	403,329

Net Income / (Loss) Per Share, Diluted (See Note 13)	$(0.34)	$0.13

Weighted Average Common Shares Outstanding, Diluted	9,662,201	3,473,832

The accompanying notes are an integral part of these condensed consolidated financial statements.

Heritage Distilling Holding Company, Inc.
Condensed Consolidated Statements of Stockholders’ Equity / (Deficit)
(unaudited)

	Common Stock		Preferred Stock - Series A		Preferred Stock - Series B			Accumulated Equity / (Deficit)	Total Stock-holders’ Equity / (Deficit)
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-in Capital
Beginning Balance December 31, 2024	5,273,611	$556	494,840	$49	—	$—	$74,925,180	$(74,134,018)	$791,767
Private Placement of Series B Preferred Stock (and warrants) (See Note 7)	—	—	—	—	167,981	17	1,679,793	—	1,679,810
Exercise of ELOC Commitment Warrant	67,162	7	—	—	—	—	60	—	67
ELOC Agreement Sales of Common Stock	330,014	33	—	—	—	—	232,394	—	232,427
Exercise of Prepaid Warrants to Purchase Common Stock	1,250,777	125	—	—	—	—	(125)	—	—
Shares Repurchased	—	—	—	—	—	—	—	—	—
Net Income / (Loss)	—	—	—	—	—	—	—	(3,033,047)	(3,033,047)
Ending Balance March 31, 2025	6,921,564	$721	494,840	$49	167,981	$17	$76,837,302	$(77,167,065)	$(328,976)

	Common Stock		Additional Paid-in Capital	Accumulated Equity / (Deficit)	Total Stockholders’ Equity / (Deficit)
	Number of Shares	Par Value
Beginning Balance December 31, 2023	381,484	$67	$31,421,953	$(74,844,476)	$(43,422,456)
Acquisition of Thinking Tree Spirits	50,958	5	(5)	—	—
Net Income / (Loss)	—	—	—	452,839	452,839
Ending Balance March 31, 2024	432,442	$72	$31,421,948	$(74,391,637)	$(42,969,617)
The accompanying notes are an integral part of these condensed consolidated financial statements.

Heritage Distilling Holding Company, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended March 31,
	2025	2024
Net Income / (Loss)	$(3,033,047)	$452,839
Adjustments to Reconcile Net Income / (Loss) to Net Cash Used in Operating Activities:
Depreciation Expense	296,528	320,465
Amortization of operating lease right-of-use assets	95,657	144,384
Loss on disposal of property and equipment	5,702	17,994
Gain on Investment	—	(3,421,222)
Change in Fair Value of Convertible Notes	—	571,089
Change in Fair Value of Warrant Liabilities	—	(430,208)
Non-cash Interest Expense	49,600	84,447

Changes in Operating Assets and Liabilities:
Accounts Receivable	439,611	296,870
Inventory	(33,921)	198,547
Other Current Assets	(89,530)	(260,047)
Other Long Term Assets	(6,900)	—
Accounts Payable	532,236	252,981
Other Current Liabilities	(187,265)	(710,980)
Operating Lease Liabilities	(99,935)	(177,242)
Net Cash Used in Operating Activities	(2,031,264)	(2,660,083)

Cash Flow from Investing Activities
Acquisition, net of cash acquired	—	5,090
Purchase of Property and Equipment	(17,325)	—
Proceeds from Sale of Asset	82,665	—
Net Cash Provided by Investing Activities	65,340	5,090

Cash Flow from Financing Activities
Proceeds from Notes Payable	—	39,247
Proceeds from Whiskey Notes (including proceeds from related party Whiskey Notes of $0 and $1,100,000 for the three months ended March 31, 2025 and 2024, respectively)	—	3,115,870
Repayment of Notes Payable	(300,000)	(41,454)
Proceeds from Private Placement of Series B Preferred Stock (and warrants) (Note 7)	1,679,810	—
Proceeds from ELOC Sales of Common Stock	232,427	—
Proceeds from Warrants Exercised	67	—
Deferred Transaction Costs associated with S-1 Filing	—	(81,996)
Net Cash Provided by Financing Activities	1,612,304	3,031,667
Net Increase (Decrease) in Cash	(353,620)	376,674
Cash – Beginning of Period	453,162	76,878
Cash – End of Period	$99,542	$453,552

Supplemental Cash Flow Information related to Interest Paid & Income Taxes Paid:
Cash Paid during the Period for:
Interest Expense	$473,613	$516,559

Supplemental Schedule of Non-cash Investing and Financing Activities:
Right-of-use Assets Obtained in Exchange for New Operating Lease Liabilities	$181,861	$—
Transaction Costs Associated with S-1 Filing in Accounts Payable and Other Current Liabilities	$—	$76,608
Unpaid Property and Equipment Additions	$7,743	$—
The accompanying notes are an integral part of these condensed consolidated financial statements.

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

NOTE 1 — DESCRIPTION OF OPERATIONS AND BASIS OF PRESENTATION
Description of operations — Heritage Distilling Holding Company, Inc. (“HDHC” or the “Company”) is a Delaware corporation, for the purpose of investing in, managing, and/or operating businesses that are engaged in the production, sale, or distribution of alcoholic beverages. The Company is headquartered in Gig Harbor, Washington and has one wholly owned subsidiary, Heritage Distilling Company, Inc. (“HDC”), that is included in the condensed consolidated financial statements.
HDC has operated since 2011 as a craft distillery making a variety of whiskeys, vodkas, gins and rums as well as Ready-to-Drink (“RTD”) beverages and operates distillery tasting rooms in Washington and Oregon.
Initial Public Offering — On November 25, 2024, the Company closed an initial public offering (“IPO”) of 1,687,500 shares of common stock at $4.00 per share. Concurrently, the Company also closed a private offering of 382,205 common warrants to purchase shares of common stock with an exercise price of $0.01 per share at $3.99 per warrant. (See Note 7.)
Registration of Common Stock — On January 24, 2025, the Company filed a Form S-1 Registration Statement under the Securities Act of 1933 to register up to a maximum of 5,000,000 shares of common stock and 67,162 shares of common stock issuable upon the exercise of the Commitment Warrants of the up to $15,000,000 aggregate gross purchase price of shares of common stock (the “ELOC Shares”) that have been or may be issued by us to the ELOC Investor (the “Investor”) pursuant to the Securities Purchase Agreement, dated as of January 23, 2025, between the Company and the Investor (the “ELOC Purchase Agreement”), establishing a committed equity facility (the “Facility” or “Equity Line of Credit”). The 67,162 shares of common stock issuable to the Investor upon the exercise of a stock purchase warrant with an exercise price of $0.001 per share (the “Commitment Warrants”) were issued pursuant to the ELOC Purchase Agreement that the Company and the Investor entered into in a letter agreement dated January 23, 2025 under which the Investor shall not be allowed to exercise the Commitment Warrants for a number of shares of common stock that would give it and its affiliates beneficial ownership of an amount of common stock greater than 1% of the total outstanding common stock after giving effect to such conversion. In February 2025, the Investor exercised the Commitment Warrants for $67.
Business Combination Agreement — On December 9, 2022, the Company entered into a business combination agreement (as amended, the “Business Combination Agreement”) with a publicly-traded special purpose acquisition company (“SPAC”). On May 18, 2023, the Business Combination Agreement was terminated and deferred expenses related to the transaction were expensed. Subsequent to the termination of the Business Combination, the Company successfully consummated an initial public offering (“IPO”) on November 25, 2024.
Basis of Presentation — The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the Company’s wholly-owned subsidiary. All intercompany transactions and balances have been eliminated in the consolidation process. Certain accounts relating to the prior year have been reclassified to conform to the current period’s presentation. These reclassifications had no effect on the net income / (loss) or net assets as previously reported.
Stock Split — On May 11, 2024, the Board and Stockholders of the Company approved, and on May 14, 2024 the Company effected, a .57-for-1 reverse stock split. All share and per share numbers included in these financial statements as of and for all periods presented reflect the effect of that stock split unless otherwise noted.
Unaudited Interim Financial Information — The accompanying condensed consolidated balance sheet as of March 31, 2025, the condensed consolidated statement of operations and the condensed consolidated statements of stockholders’ deficit, for the three months ended March 31, 2025 and 2024, and the condensed consolidated statement of cash flows for the three months ended March 31, 2025 and 2024 are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2025 and the results of its operations and cash flows for the three months ended March 31, 2025 and 2024. The financial data and other information disclosed in these notes related to the three months ended March 31, 2025 and 2024 are also unaudited. The results for the three-month

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 1 — DESCRIPTION OF OPERATIONS AND BASIS OF PRESENTATION (cont.)
periods ended March 31, 2025 are not necessarily indicative of results to be expected for the year ending December 31, 2025, any other interim periods, or any future year or period.
The accompanying consolidated balance sheet as of December 31, 2024 has been derived from the Company’s audited consolidated financial statements for the year ended December 31, 2024. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements for the year ended December 31, 2024 included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 28, 2025..
Liquidity and Going Concern — The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company’s recurring net losses, negative working capital, increased accumulated deficit and stockholders’ deficit, raise substantial doubt about its ability to continue as a going concern. During the three months ended March 31, 2025, the Company recorded net income / (loss) of approximately $(3,033,047) and reported net cash used in operations of approximately $2.0 million. On March 31, 2025, the accumulated deficit was approximately $77.2 million and the stockholders’ deficit was approximately $0.3 million. In connection with these condensed consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to meet its obligations as they become due within one year from the date of issuance of these condensed consolidated financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities, and significant current debt obligations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
As of March 31, 2025, the Company believes its current cash balances coupled with anticipated cash flow from operating activities may not be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying condensed consolidated financial statements. The Company has the ability to raise additional funds by issuing equity or equity-linked securities, including through the equity line of credit (ELOC) finalized in February 2025 or the sale of additional shares of Series B Preferred Stock, or other securities or instruments (See Notes 7 and 14). In addition, management is in discussion with additional third parties about different financing options unrelated to the ELOC or Series B Preferred Stock that would make the use of those securities instruments no longer necessary. The Company is evaluating different term sheets to evaluate the best path forward.
The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.
Risks and Uncertainties
Global Conflict, International Relations and Market Reactions
Management continues to monitor the changing landscape of global conflicts,international relations and related market responses, and their potential impacts on its business. The most recent of these concerns are the announcements of tariffs by the United States on imports from several countries around the world, and the corresponding countervailing tariffs announced by those impacted countries as a result. The scale and reach of the trade war initially impacted the public markets negatively and escalated the war of words and saber rattling between the United States and its primary economic adversaries, further elevating tensions. A direct result of the tariffs at this moment is the reported lack of cargo ships on the water between Asia and ports of call in the United States, indicating a possible supply shortage in the coming months for many items.
In addition, escalating tensions and violence in the middle east, led by strikes from, and retaliatory strikes upon, Yemen create further uncertainty. The very recent escalation of armed conflict between India and Pakistan is adding to this

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 1 — DESCRIPTION OF OPERATIONS AND BASIS OF PRESENTATION (cont.)
uncertainty, and is particularly concerning given that India stands to become a significant trade partner as the United States attempts to force domestic companies to invest more inside the United States and diversify the countries from which they seek imports. The ongoing conflict in Ukraine, which caused initial disruptions in the grain, natural gas and fertilizer markets, continues to create uncertainty Because the Company relies on grains for part of its raw inputs, these disruptions could increase the supply costs. However, since the Company sources all its grain from local or known domestic suppliers, management considers that the impact of the Ukraine war is not significant based on the Company’s history and relationship with the existing farmers and growers. The other potential conflict the Company monitors is the threatening military activity between China and Taiwan. The Company used to primarily source its glass bottles from vendors who used suppliers in China. Given the risks associated with tariffs increases, the Company asked its suppliers to begin looking for glass suppliers in other countries, and that effort remains ongoing. Finally, the ongoing standoff and strikes between Israel and Hamas is keeping tensions in the region high, further feeding uncertainty in the markets, impacting prices for fuel, transportation, freight and other related items.
Inflation
While reports of the core inflation rate subsiding are positive, unknown unreported inflation from the recently announced tariffs and resulting tariff war could increase overall costs across the country as the markets attempt to react to supply disruptions and additional costs. This could put cost pressure on the Company faster than it can raise prices on its products. In such cases the Company could lose money on products, or its margins or profits could decline. In other cases, consumers may choose to forgo making purchases that they do not deem to be essential, thereby impacting the Company’s growth plans. Likewise, labor pressures could continue to increase as employees become increasingly focused on their own standard of living, putting upward labor costs on the Company before the Company has achieved some or all of its growth plans. Management continues to focus on cost containment and is monitoring the risks associated with inflation and will continue to do so for the foreseeable future.
U.S. Government and State Legislative Items
Congress is currently debating a large multi-year tax package. It is unclear at this time what the scale of those tax changes will be and how they would impact the Company. Further, state legislatures have completed much of their legislative agenda items for 2025, including significant tax increases in Washington state. As many of the bills related to those changed are on the Governor’s desk waiting action, the Company will be monitoring the situation to determine if, or how, such changes might impact the Company.
Tariffs
In the first quarter of 2025, the Trump administration announced the imposition of 25% tariff on aluminum, which could increase prices for aluminum cans, impacting the input costs for the Company’s RTDs. In late March and early April the Trump administration instituted blanket tariffs of varying amounts on virtually all countries, resulting in market and consumer apprehension and retaliatory tariffs from many nations on American made goods. The Company remains firm that the Company’s exposure to the cost of tariffs on direct inputs remains low, and retaliatory tariffs on American products has no impact on the Company’s current customer base or revenue as the Company does not export. It is too soon to tell what the trickle down or secondary cost impacts will be on the Company’s business operations from the tariffs on imported goods.
The Company’s suppliers source some of the Company’s glass bottles from markets in Asia subject to recent tariff increases announced by the Trump administration in the first quarter of 2025 and April 2025 . The Company does not believe these tariffs will materially impact gross margin as these glass bottles are used to make the Company’s most premium and highest priced products. The Company is also working with its glass bottle suppliers to ensure source diversification away from zones subject to the highest levels of tariffs.
The Company sources some labels and printed collateral from suppliers in Canada, and recent tariffs announced by the Trump administration on Canadian imports in the first quarter of 2025 could impact those items. However, these labels and print collateral items typically have a cost ranging from $0.10 to $1.00 each, and because these labels and print items

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 1 — DESCRIPTION OF OPERATIONS AND BASIS OF PRESENTATION (cont.)
are used for the Company’s most expensive and premium products, the Company does not believe the imposition of tariffs on those items will have a material effect on gross margin for those products. (See Global Conflict, International Relations and Market Reactions discussion above for further context).
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates — The presentation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these condensed consolidated financial statements include the valuation of common stock, common stock warrants, convertible notes, warrant liabilities, and stock options. Results could differ from those estimates. Estimates are periodically reviewed due to changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known.
Fair value measurements — Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. The valuation hierarchy contains three levels:

Level 1 —	Valuation inputs are unadjusted quoted market prices for identical assets or liabilities in active markets.

Level 2 —	Valuation inputs are quoted prices for identical assets or liabilities in markets that are not active, quoted market prices for similar assets and liabilities in active markets and other observable inputs directly or indirectly related to the assets or liabilities being measured.

Level 3 —	Valuation inputs are unobservable and significant to the fair value measurement.
The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize observable inputs and minimize unobservable inputs.
In determining the appropriate levels, the Company analyzes the assets and liabilities measured and reported on a fair value basis. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.
The Company’s financial instruments consist primarily of cash, accounts receivable, inventory and accounts payable. The carrying amount of such instruments approximates fair value due to their short-term nature. The carrying value of long-term debt approximates fair value because of the market interest rate of the debt. The convertible notes and warrant liabilities associated with the Company’s convertible promissory notes are carried at fair value, determined according to Level 3 inputs in the fair value hierarchy described above.
During the three months ended March 31, 2025 and 2024, there were no transfers between Level 1, Level 2, and Level 3.
Concentrations of credit risk — Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of accounts receivable, accounts payable and bank demand deposits that may, from time to time, exceed Federal Depository Insurance Corporation (“FDIC”) insurance limits. To mitigate the risks associated with FDIC insured limits the Company recently opened an Insured Cash Swap (“ICS”) service account at its primary bank. Under terms of the ICS, when the bank places funds for the Company using ICS, the deposit is sent from the Company’s transaction account into deposit accounts at other ICS Network banks in amounts below the standard FDIC insured maximum of $250,000 for overnight settling. If the Company’s account exceeds the FDIC limit of $250,000 at the end of the business day, funds are automatically swept out by the Company’s bank and spread among partner banks in accounts, each totaling less than $250,000. This makes the Company’s funds eligible for FDIC insurance protection each day. The funds are then swept back into the Company’s account at the beginning of the next business day. The aggregate limit that can be protected for the Company under this program is approximately $150 million.

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
The Company considers the concentration of credit risk associated with its accounts receivable to be commercially reasonable and believes that such concentration does not result in the significant risk of near-term severe adverse impacts. As of March 31, 2025 and December 31, 2024, the Company had customers that individually represented 10% or more of the Company’s accounts receivable. There were five and two individual customers that together represented 84% and 77% of total accounts receivable, as of March 31, 2025 and December 31, 2024, respectively.

Concentration of Revenues	Three Months Ended March 31,
	2025	2024
Customer A	16%	27%
Customer B	25%	11%
Customer C	15%	13%
Customer D	31%	—%
Customer E	—%	18%
Customer F	—%	12%
	87%	81%

Accounts receivable — Accounts receivable are reported at net realizable value. Receivables consist of amounts due from distributors. In evaluating the collectability of individual receivable balances, the Company considers several factors, including the age of the balance, the customers’ historical payment history, its credit worthiness and economic trends. There was no allowance for credit losses as of March 31, 2025 and December 31, 2024.
Inventories — Inventories are stated at the lower of cost or net realizable value, with cost being determined under the weighted average method, and consist of raw materials, work-in-process, and finished goods. Costs associated with spirit production and other costs related to manufacturing of products for sale, are recorded as inventory. Work-in-process inventory is comprised of all accumulated costs of raw materials, direct labor, and manufacturing overhead to the respective stage of production. Finished goods and raw materials inventory includes the supplier cost, shipping charges, import fees, and federal excise taxes. Management routinely monitors inventory and periodically writes off damaged and unsellable inventory. There was no valuation allowance as of March 31, 2025 and December 31, 2024.
The Company holds volumes of barreled whiskey, which will not be sold within one year due to the duration of the aging process. Consistent with industry practices, all barreled whiskey is classified as work-in-process inventory and is included in current assets.
Goodwill — Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. Goodwill is not subject to amortization, and instead, assessed for impairment annually at the end of each fiscal year, or more frequently when events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount in accordance with ASC 350 — Intangibles — Goodwill and Other.
The Company has the option to first assess qualitative factors to determine whether events or circumstances indicate it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, in which case a quantitative impairment test is not required.
As provided for by ASU 2017-04, Simplifying the Test for Goodwill Impairment, the quantitative goodwill impairment test is performed by comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not impaired. An impairment loss is recognized for any excess of the carrying amount of the reporting unit over its fair value up to the amount of goodwill allocated to the reporting unit. Income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit are considered when measuring the goodwill impairment loss, if applicable.

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Finite-Lived Intangible Assets — Intangible assets are recorded at cost less any accumulated amortization and any accumulated impairment losses. Intangible assets acquired through business combinations are measured at fair value at the acquisition date, and are amortized over estimated useful lives of 6 to 10 years.
Intangible assets with finite lives are comprised of customer relationships and intellectual property and are amortized over their estimated useful lives on an accelerated basis over the projected pattern of economic benefits. Finite-lived intangible assets are reviewed for impairment annually, or more frequently when events or changes in circumstances indicate that it is more likely than not that the fair value has been reduced to less than its carrying amount.
Property and equipment, net of accumulated depreciation — Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets — generally three to twenty years. Leasehold improvements are amortized on a straight-line basis over the shorter of the asset’s estimated useful life or the term of the lease. Construction in progress is related to the construction or development of property and equipment that have not yet been placed in service for their intended use. When the asset is available for use, it is transferred from construction in progress to the appropriate category of property and equipment and depreciation on the item commences.
Upon retirement or sale, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the consolidated statement of operations. Costs of maintenance and repairs are charged to expense as incurred; significant renewals and betterments are capitalized.
Leases — The Company has operating leases for corporate offices, warehouses, distilleries and tasting rooms that are accounted for under ASC 842. The Company determines if an arrangement is a lease at inception. Operating lease ROU assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from a lease. Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. The Company recognizes lease expense for lease payments on a straight-line basis over the term of the lease. Operating lease ROU assets also include the impact of any lease incentives. An amendment to a lease is assessed to determine if it represents a lease modification or a separate contract. Lease modifications are reassessed as of the effective date of the modification. For modified leases, the Company also reassess the lease classification as of the modification’s effective date.
The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate, because the interest rate implicit in the Company’s operating leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in the economic environments where the leased asset is located. The incremental borrowing rate is calculated by modeling the Company’s credit rating based on its historic arm’s-length secured borrowing facility and estimating an appropriate credit rating for similar secured debt instruments. The Company’s calculated credit rating on secured debt instruments determines the yield curve used. In addition, an incremental credit spread is estimated and applied to reflect the Company’s ability to continue as a going concern. Using the spread adjusted yield curve with a maturity equal to the remaining lease term, the Company determines the borrowing rates for all operating leases.
The Company’s operating lease terms include periods under options to extend or terminate the operating lease when it is reasonably certain that the Company will exercise that option in the measurement of its operating lease ROU assets and liabilities. The Company considers contractual-based factors such as the nature and terms of the renewal or termination, asset-based factors such as the physical location of the asset and entity-based factors such as the importance of the leased asset to the Company’s operations to determine the operating lease term. The Company generally uses the base, non- cancelable lease term when determining the operating lease ROU assets and lease liabilities. The ROU asset is tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable in accordance with Accounting Standards Codification Topic 360, Property, Plant, and Equipment.
Operating lease transactions are included in operating lease ROU assets, current operating lease liabilities and operating lease liabilities, net of current portion on the consolidated balance sheets.
Impairment of long-lived assets — All of the Company’s long-lived assets held and used are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Factors that the Company considers in deciding when to perform an impairment review include: significant underperformance of the business in relation to expectations; significant negative industry or economic trends; and significant changes or planned changes in the use of the assets. When such an event occurs, future cash flows expected to result from the use of the asset and its eventual disposition is estimated. If the undiscounted expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the difference between the asset’s fair value and its carrying value. The Company did not record any impairment losses on long-lived assets for the three months ended March 31, 2025 and 2024.
Investments/Investment in Flavored Bourbon LLC — Non-marketable equity investments of privately held companies are accounted for as equity securities without readily determinable fair value at cost minus impairment, as adjusted for observable price changes in orderly transactions for identical or similar investment of the same issue pursuant to Accounting Standards Codification (“ASC”) Topic 321 Investments — Equity Securities (“ASC 321”) as the Company does not exert any significant influence over the operations of the investee company.
The Company performs a qualitative assessment at each reporting period considering impairment indicators to evaluate whether the investment is impaired. Impairment indicators that the Company considers include but are not limited to: i) a significant deterioration in the earnings performance, credit rating, asset quality, or business prospects of the investee, ii) a significant adverse change in the regulatory, economic, or technological environment of the investee, iii) a significant adverse change in the general market condition of either the geographical area or the industry in which the investee operates, iv) a bona fide offer to purchase, an offer by the investee to sell, or a completed auction process for the same or similar investment for an amount less than the carrying amount of that investment; and v) factors that raise significant concerns about the investee’s ability to continue as a going concern, such as negative cash flows from operations, working capital deficiencies, or noncompliance with statutory capital requirements or debt covenants. If the qualitative assessment indicates that the investment is impaired, a loss is recorded equal to the difference between the fair value and carrying value of the investment.
As of March 31, 2025 and December 31, 2024, the Company had a 12.2% and 12.2% ownership interest in Flavored Bourbon, LLC., respectively, and did not record any impairment charges related to its investment in Flavored Bourbon, LLC for the year ended December 31, 2023. See also Note 10 - Payment Upon Sale of Flavored Bourbon, LLC. Treasury stock — Treasury stock is shares of the Company’s own stock that have been issued and subsequently repurchased by the Company. Converting outstanding shares to treasury shares does not reduce the number of shares issued but does reduce the number of shares outstanding. These shares are not eligible to receive dividends.
The Company accounts for treasury stock under the cost method. Upon the retirement of treasury shares, the Company deducts the par value of the retired treasury shares from common stock and allocates the excess of cost over par value as a deduction to additional paid-in capital based on the pro-rata portion of additional paid-in-capital, and the remaining excess as an increase to accumulated deficit. Retired treasury shares revert to the status of authorized but unissued shares. All shares repurchased to date have been retired. For the three months ended March 31, 2025 and 2024, the Company did not repurchase any shares of common stock.
Revenue recognition — The Company’s revenue consists primarily of the sale of spirits domestically in the United States. Customers consist primarily of direct consumers. The Company’s revenue generating activities have a single performance obligation and are recognized at the point in time when control transfers and the obligation has been fulfilled, which is when the related goods are shipped or delivered to the customer, depending upon the method of distribution and shipping terms. Revenue is measured as the amount of consideration the Company expects to receive in exchange for the sale of a product. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. Sales terms do not allow for a right of return unless the product is damaged. Historically, returns have not been material to the Company. Amounts billed to customers for shipping and handling are included in sales. The results of operations are affected by economic conditions, which can vary significantly by time of year and can be impacted by the consumer disposable income levels and spending habits.
Direct to Consumer — The Company sells its spirits and other merchandise directly to consumers through spirits club memberships, at the Heritage Distilling tasting rooms and through the internet (e-commerce).

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Spirits club membership sales are made under contracts with customers, which specify the quantity and timing of future shipments. Customer credit cards are charged in advance of quarterly shipments in accordance with each contract. The Company transfers control and recognizes revenue for these contracts upon shipment of the spirits to the customer.
Tasting room and internet spirit sales are paid for at the time of sale. The Company transfers control and recognizes revenue for the spirits and merchandise when the product is either received by the customer (on-site tasting room sales) or upon shipment to the customer (internet sales).
The Company periodically offers discounts on spirits and other merchandise sold directly to consumers through spirits club memberships, at the Heritage Distilling tasting rooms and through the internet. All discounts are recorded as a reduction of retail product revenue.
Wholesale — The Company sells its spirits to wholesale distributors under purchase orders. The Company transfers control and recognizes revenue for these orders upon shipment of the spirits from the Company’s warehouse facilities. Payment terms to wholesale distributors typically range from 30 to 45 days. The Company pays depletion allowances to its wholesale distributors based on their sales to their customers which are recorded as a reduction of wholesale product revenue. The Company also pays certain incentives to distributors which are reflected net within revenues as variable consideration. The total amount of depletion allowances and sales incentives for three months ended March 31, 2025 and 2024 were $4,049 and $18,106, respectively.
Third Party — The Company produced and sold barreled spirits to Third Party customers who either hold them for investment or who have a plan to use the product in the future once the spirits are finished aging. Third Party Barreled Spirits were paid with a deposit up front, with the remainder billed at the time of completion when the finished spirits were produced and supplied to the customer. In most cases, the barrels are stored during aging for the customer at a fee. As of March 31, 2025 and December 31, 2024, the Company had deferred revenues of $95,610 and $100,099, respectively, included in other current liabilities within the consolidated balance sheets. These performance obligations are expected to be satisfied within one year.
Service revenue — Represents fees for distinct value-added services that the Company provides to third parties, which may include production, bottling, marketing consulting and other services aimed at growing and improving brands and sales. Revenue is billed monthly and earned and recognized over-time as the agreed upon services are completed. The Company recorded $253,928 and $474,336 in service revenue in the condensed consolidated statements of operations for the three months ended March 31, 2025 and 2024, respectively. There is no contractually committed service revenue that would give rise to an unsatisfied performance obligation at the end of each reporting period.
The following table presents revenue disaggregated by sales channel:

	For the Three Months Ended March 31,
	2025	2024
Direct to Consumer	$568,714	$742,443
Wholesale	269,341	318,157
Third Party	—	171,223
Total Products Net Sales	838,055	1,231,823
Services	253,928	474,336
Total Net Sales	$1,091,983	$1,706,159
Substantially all revenue is recognized from sales of goods or services transferred when contract performance obligations are met. As such, the accompanying condensed consolidated financial statements present financial information in a format which does not further disaggregate revenue, as there are no significant variations in economic factors affecting the nature, amount, timing, and uncertainty of cash flows.

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Excise taxes — Excise taxes are levied on alcoholic beverages by governmental agencies. For imported alcoholic beverages, excise taxes are levied at the time of removal from the port of entry and are payable to the U.S. Customs and Boarder Protection (the “CBP”). For domestically produced alcoholic beverages, excise taxes are levied at the time of removal from a bonded production site and are payable to the Alcohol and Tobacco Tax and Trade Bureau (the “TTB”). These taxes are not collected from customers but are instead the responsibilities of the Company. The Company’s accounting policy is to include excise taxes in “Cost of Sales” within the consolidated statements of operations, which totaled $30,576 and $45,842 for the three months ended March 31, 2025 and 2024, respectively.
Shipping and handling costs — Shipping and handling costs of $53,770 and $89,926 were included in “Cost of Sales” within the condensed consolidated statements of operations for the three months ended March 31, 2025 and 2024, respectively.
Stock-based compensation — The Company measures compensation for all stock-based awards at fair value on the grant date and recognizes compensation expense over the service period on a straight-line basis for awards expected to vest.
The fair value of stock options granted is estimated on the grant date using the Black-Scholes option pricing model. The Company uses a third-party valuation firm to assist in calculating the fair value of the Company’s stock options. This valuation model requires the Company to make assumptions and judgment about the variables used in the calculation, including the volatility of the Company’s common stock and assumed risk-free interest rate, expected years until liquidity, and discount for lack of marketability. Forfeitures are accounted for and are recognized in calculating net expense in the period in which they occur. Stock-based compensation from vested stock options, whether forfeited or not, is not reversed.
In the past the Company granted stock options to purchase common stock with exercise prices equal to the value of the underlying stock, as determined by the Company’s Board of Directors on the date the equity award was granted.
The Board of Directors determines the value of the underlying stock by considering several factors, including historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s stockholders, and the lack of liquidity of the Company’s common stock.
During the three months ended March 31, 2025 and 2024, the Company did not grant any stock option awards. The Company has not granted any stock options since 2019, when the Company’s 2018 Plan was terminated in favor of the 2019 Plan, under which, the Company has granted RSUs. See Note 7. Upon the closing of the Company’s initial public offering (which occurred on November 25, 2024), the 2024 Equity Incentive Plan (the “2024 Plan”) became effective, authorizing the issuance of up to 2,500,000 shares of common stock.
Stock option awards generally vest on time-based vesting schedules. Stock-based compensation expense is recognized based on the value of the portion of stock-based payment awards that is ultimately expected to vest and become exercisable during the period. The Company recognizes compensation expense for all stock-based payment awards made to employees, directors, and non-employees using a straight-line method, generally over a service period of four years.
Advertising — The Company expenses costs relating to advertising either as costs are incurred or the first time the advertising takes place. Advertising expenses totaled $189,295 and $85,278 for the three months ended March 31, 2025 and 2024, respectively and were included in “Sales and marketing” in the condensed consolidated statements of operations.
Income taxes — The Company follows the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 740, “Income Taxes” for establishing and classifying any tax provisions for uncertain tax positions. The Company’s policy is to recognize and include accrued interest and penalties related to unrecognized tax benefits as a component of income tax expenses. The Company is not aware of any entity level uncertain tax positions.
Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in operations in the period that includes the enacted date.

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Net income / (loss) per share attributable to common stockholders — The Company computed basic net income / (loss) per share attributable to common stockholders by dividing net income / (loss) attributable to common stockholders by the weighted-average number of common stock outstanding for the period, without consideration for potentially dilutive securities. The Company computes diluted net income / (loss) per common share after giving consideration to all potentially dilutive common stock, including stock options, RSU awards, and warrants to purchase common stock outstanding during the period determined using the treasury-stock method as well as the convertible notes outstanding during the period determined using the if-converted method, except where the effect of including such securities would be antidilutive.
Segment Information — Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision–making group, in deciding how to allocate resources and assess performance. The Company’s CODM is the Chief Executive Officer. The Company operates as one operating segment and uses net income / (loss) as measures of profit or loss on a consolidated basis in making decisions regarding resource allocation and performance assessment. Additionally, the Company’s CODM regularly reviews the Company’s expenses on a consolidated basis. The financial metrics used by the CODM help make key operating decisions, such as allocation of budgets between the following significant segment expenses: cost of revenues; general and administrative; and research and development expenses.
Recent accounting pronouncements — In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires entities to disclose specific rate reconciliations, amount of income taxes separated by federal and individual jurisdiction, and the amount of income/(loss) from continuing operations before income tax expense (benefit) disaggregated between federal, state, and foreign. The new standard is effective for the Company for its annual periods beginning January 1, 2025, with early adoption permitted. The Company is currently evaluating the impact of adopting the standard.
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued ASU 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the statement of operations. ASU 2024-03, as clarified by ASU 2025-01, is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact these standards will have on its financial statements.
NOTE 3 — INVENTORIES
Inventories consisted of the following:

	March 31, 2025	December 31, 2024
Finished Goods	$605,190	$461,254
Work-in-Process	871,752	936,181
Raw Materials	1,028,546	1,074,132
Total Inventory	$2,505,488	$2,471,567

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 4 — PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following:

	Estimated Useful Lives (in years)	March 31, 2025	December 31, 2024
Machinery and Equipment	5 to 20	$3,406,433	$3,478,062
Leasehold Improvements	Lease term	6,930,585	6,930,585
Computer and Office Equipment	3 to 10	2,458,194	2,460,632
Vehicles	5	274,559	274,559
Construction in Progress	N/A	84,957	84,957
Total Property and Equipment		13,154,728	13,228,795
Less: Accumulated Depreciation		(8,047,856)	(7,779,383)
Property and Equipment, net of Accumulated Depreciation		$5,106,872	$5,449,412
Depreciation expense related to property and equipment for the three months ended March 31, 2025 and 2024 was $296,528 and $320,465 respectively.
NOTE 5 — BORROWINGS
Borrowings of the Company consisted of the following:

	March 31, 2025	December 31, 2024
Silverview Loan	$10,382,438	$10,682,438
PPP Loan	2,269,456	2,269,456
COVID19 TTS Loan	39,247	39,247
City of Eugene	389,875	389,875
Total Notes Payable	13,081,016	13,381,016
Less: Debt Issuance Costs	(120,835)	(140,082)
	$12,960,181	$13,240,934
In March and September 2021, the Company executed a secured term loan agreement and an amendment with Silverview Credit Partners, L.P. (the “Silverview Loan”) for an aggregate borrowing capacity of $15,000,000. The Silverview Loan originally matured on April 15, 2025, which was extended to October 25, 2026 as part of the Silverview Loan modification executed on October 1, 2024. The Silverview Loan accrued interest through the 18-month anniversary of the closing date at (i) a fixed rate of 10.0%, which portion was payable in cash, and (ii) at a fixed rate of 6.5%, which portion was payable in kind and added to the outstanding obligations as principal. Effective on the 19th month anniversary of the closing date, the Silverview Loan accrues interest at a fixed rate of 15.0% through maturity. Interest payable in cash is required to be repaid on the fifteenth day of each calendar month. The Company had an option to prepay the Silverview Loan with a prepayment premium up to 30.0% of the obligations during the first twenty-four months of the loan, after which time the Company can prepay the loan with no premium due.
The Company is now past that initial twenty-four-month window and can prepay all or some of the outstanding balance without penalty. The Silverview Loan also contained certain financial and other debt covenants that, among other things, imposed certain restrictions on indebtedness, liens, investments and capital expenditures. The financial covenants required that, at the end of each applicable fiscal period as defined pursuant to the Silverview Loan agreement, the Company has either (i) an EBITDA interest coverage ratio up to 2.00 to 1.00, or (ii) a cash interest coverage ratio of not less than 1.25 to 1.00. Commencing with the fiscal quarter ending June 30, 2021, the Company shall maintain liquidity of

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 5 — BORROWINGS (cont.)
not less than $500,000. The Silverview Loan may be used for general corporate purposes, including working capital needs and capital expenditures.
As of March 31, 2025 and December 31, 2024, the outstanding balance of the Silverview Loan was $10,382,438 and $10,682,438, respectively.
In 2024, the Company violated various financial and other debt covenants regarding its failure to comply with the financial covenants and to timely furnish its financial statements for the period through June 2024,when the Company reached an agreement in principal (which was finalized and agreed to in October 2024) with Silverview to complete a loan modification of the Silverview Loan in the following ways, which became effective upon the close of the Company’s initial public offering (which occurred on November 25, 2024): 1) extend the maturity date by 18 months to October 25, 2026; 2) recast the amortization schedule to reduce the amount paid each quarter to allow the Company to preserve cash, as follows: $2,050,000 (including December 2024 interest of $182,438) due by December 31, 2024 (which was paid $300,000 in January 2025 and $1,750,000 in December 2024), $700,000 due June 30, 2025 and then $500,000 due every six months thereafter; 3) increase in the coupon rate from 15% to 16.5% in the month starting after the close of the Company’s initial public offering (which occurred on November 25, 2024), with monthly interest payments remaining in effect; 4) waiver of any past missed amortization payments; 5) waiver of any past missed covenant faults; 6) 1% additional exit fee due at loan payoff; 7) an additional 1% exit fee due at payoff if the Company does not refinance or repay the entire debt by July 30, 2025; 8) the elimination of EBITDA coverage and interest coverage ratio tests; and 9) simplified reporting requirements to match the reporting the Company must make as a public company. The lender had previously agreed to waive any existing covenant compliance matters as of December 31, 2023 and to forbear exercising its rights and remedies under the loan agreement through the date of IPO. The amount due under the Silverview Loan within one year of March 31, 2025 is classified as a current liability, and the amount due subsequent to one year from March 31, 2025 is classified as a non-current liability as of March 31, 2025 as the Maturity Date is October 25, 2026.
In April 2020, the Company was granted a loan under the Paycheck Protection Program (“PPP”) offered by the Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), section 7(a)(36) of the Small Business Act for $3,776,100. The proceeds from the PPP loan may only be used to retain workers and maintain payroll or make mortgage interest, lease and utility payments and all or a portion of the loan may be forgiven if the proceeds are used in accordance with the terms of the program within the 8 or 24-week measurement period. The loan terms require the principal balance and 1% interest to be paid back within two years of the date of the note. In June 2021, the Company’s bank approved forgiveness of the loan of $3,776,100. During the year ended December 31, 2022, the forgiveness was partially rescinded by the SBA and the Company recognized $1,506,644 as other income in the consolidated statements of operations, resulting in $2,269,456 in debt. Under the terms of the PPP loan, the Company has also recorded interest expense on the PPP loan at the rate of 1%, for a total of $5,596 and $5,596 for the three months ended March 31, 2025 and 2024, respectively. Accrued interest payable on the PPP loan was $112,851 and $107,255 as of March 31, 2025 and December 31, 2024, respectively. The Company is currently in the process of disputing a portion if not all of the difference. The terms of the agreement state that the Company has 18-24 months to repay the PPP loan.
In 2023, the Company entered into a secured business loan and security agreement with Channel Partners Capital, LLC (“Channel Partners”) (the “2023 Channel Partners Loan”) for an aggregate borrowing capacity of $250,000, of which. $47,104 of proceeds was used to pay off the remaining balance of a previous Channel Partners loan. The 2023 Channel Partners Loan matured and was paid off in full on October 5, 2024. During its term the 2023 Channel Partners Loan accrued interest at a fixed rate of 13.34%, and had payments of $16,944, principal plus interest was payable monthly. The Company had an option to prepay the 2023 Channel Partners Loan with a prepayment discount of 5.0%. As of both March 31, 2025 and December 31, 2024, the outstanding balance of the 2023 Channel Partners Loan was $0.
In February 2024, the Company acquired the debt of Thinking Tree Spirits with City of Eugene in the amount of $389,875. (See Note 8.) The City of Eugene loan will mature on May 1. 2028 with an interest rate of 0% through July 31, 2025 and an interest rate of 5% per annum beginning on August 1, 2025. Monthly payments are scheduled to begin on September 1, 2025 in the amount of $6,714, including accrued interest.In May 2024, the Company raised $100,000 under the terms of an accounts receivable factoring arrangement with a related party. (See Note 12.)

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 5 — BORROWINGS (cont.)
As of July 1, 2024, the Company raised an additional aggregate of $299,667 between two separate investors under the terms of a July 1, 2024 accounts receivable factoring arrangement, including $166,667 from the related party. The Company issued an aggregate of 66,549 five year warrants to purchase common stock at $6.00 per share in conjunction with the July 1, 2024 accounts receivable factoring agreements. (See Note 12.)
In August 2024, the aggregate of $399,667 received from the two separate investors under the terms of the May 2024 and July 2024 factoring agreements, including accrued fees and 66,549 related warrants was exchanged for an aggregate of 44,291 shares of Series A Preferred Stock and 19,983 warrants to purchase shares of common stock at the lesser of $5.00 per share or the price per share at which the common stock is sold in the Company’s initial public offering. (Including $266,667 received from a related party, which was exchanged for 29,661 shares of Series A Preferred Stock, and 13,333 warrants at $5.00 per share.) Upon the November 25, 2024 initial public offering at $4.00 per share, the 19,983 warrants at $5.00 per share were recalculated and reissued as 24,978 warrants at $4.00 per share (and the 13,333 related party warrants at $5.00 per share were recalculated and reissued as 16,666 warrants at $4.00 per share). (See Note 12.)
In July 2024, the Company raised an additional $250,000 from an investor under the terms of a July 2024 accounts receivable factoring arrangement. The Company issued 83,333 five year warrants to purchase common stock at $6.00 per share in conjunction with the July 2024 accounts receivable factoring arrangement (which remain outstanding). As of September 2024, the Company recorded a total liability of $277,000 (including $27,000 of fees) related to this July 2024 factoring agreement, which was exchanged for 27,700 shares of Series A Preferred Stock, including 12,500 warrants to purchase shares of common stock at the lesser of $5.00 per share or the price per share at which the common stock is sold in the Company’s initial public offering. Upon the November 25, 2024 initial public offering at $4.00 per share, the 12,500 warrants at $5.00 per share were recalculated and reissued as 15,625 warrants at $4.00 per share.
As of March 31, 2025, the principal repayments of the Company’s debt measured on an amortized basis of $13,081,016 will be due within five years from the issuance of these condensed consolidated financial statements. The outstanding principal repayments due within the next 12 months of $3,474,242, net of debt issuance costs of $70,574, was classified as a current liability on the Company’s consolidated balance sheet as of March 31, 2025. The outstanding principal repayments due after the next 12 months of $9,485,939, net of debt issuance cost of $50,261, was classified as a long-term liability on the Company’s consolidated balance sheet as of March 31, 2025.
The following table represents principal repayments from 2025 and the years through 2029 and thereafter:

Years Ending	Amount
2025	3,529,169
2026	9,245,977
2027	66,789
2028	239,081
2029	—
thereafter	—
$13,081,016
Liabilities for Deferred Revenue — During 2023, the Company entered into a distilled spirits barreling production agreement with a related party for production of 1,200 barrels of distilled spirits over time. There was a prepayment of $1,000,000 made to the Company in January 2023. In March 2024, the agreement was amended to 600 barrels for $500,000, with the then $500,000 excess prepayment used to purchase a Whiskey Note in the principal amount of $672,500, which was subsequently exchanged (upon the consummation of the Company’s initial public offering on November 25, 2024) under the terms of a Subscription Exchange Agreement for common stock in conjunction with the February 29, 2024 exchange of Whiskey Notes for common stock.

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 6 — FAIR VALUE MEASUREMENT
Upon the consummation of the Company’s initial public offering on November 25, 2024, the 2022 and 2023 Convertible Notes; Warrant Liabilities - 2022 and 2023 Convertible Notes; Whiskey Special Ops 2023 Notes; and Warrant Liabilities - Whiskey Special Ops 2023 Notes were all exchanged and reclassified from liabilities to equity. Accordingly, the respective fair values of those liabilities as of March 31, 2025 and December 31, 2024 was $0,
The following table provides a roll forward of the aggregate fair values of the Company’s financial instruments described above, for which fair value is determined using Level 3 inputs:

	2022 and 2023 Convertible Notes	Whiskey Special Ops Notes	2022 Notes Warrant Liabilities	Whiskey Special Ops Notes Warrant Liabilities
Balance as of January 1, 2024	$36,283,890	$1,452,562	$794,868	$1,512,692
Issuances	—	2,813,850	—	302,020
Change in Fair Value	(16,275,433)	16,846,522	817,454	(1,247,662)
Balance as of March 31, 2024	$20,008,457	$21,112,934	$1,612,322	$567,050
There were no financial instruments for which fair value is determined using Level 3 inputs for the three months ended March 31, 2025.
NOTE 7 — STOCKHOLDERS’ EQUITY / (DEFICIT)
On May 11, 2024, the Board and Stockholders of the Company approved, and on May 14, 2024 the Company effected, a .57-for-1 reverse stock split. All share and per share numbers included in these condensed consolidated financial statements as of and for all periods presented reflect the effect of that stock split unless otherwise noted.
On November 25, 2024, the Company consummated its initial public offering ("IPO") whereby it sold a total of 1,687,500 shares of common stock, at an offer price of $4.00 per share. The Company received net proceeds from the IPO of $5,960,000 after deducting underwriting expenses and commission of $790,000.
Concurrent with the closing of the IPO on November 25, 2024, the Company consummated a private offering, to certain of its existing security holders, of common stock warrants to purchase an aggregate of up to 382,205 shares of common stock (the “Common Warrants”) at an exercise price of $0.01 per share. The Common Warrants were sold in such private placement for a purchase price of $3.99 per Common Warrant, which was equal to the $4.00 price per share at which the common stock was sold in the IPO offering less the $0.01 exercise price. The Company received net proceeds from the private offering of Common Warrants of $1,397,998 after deducting underwriting discounts and commission of $127,000. The Common Warrants are immediately exercisable and will expire five years from the date of issuance. Subject to limited exceptions, a holder of Common Warrants will not have the right to exercise any portion of its Common Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. The Company offered the Common Warrants to enable certain existing security holders of the Company that were expected to participate in the offering to maintain their percentage ownership interest in the Company without violating the purchaser concentration rules of Nasdaq applicable to initial public offerings of common stock. The Common Warrants and the shares of common stock issuable upon exercise of such warrants were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and were offered pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.
Concurrent with the closing of the IPO on November 25, 2024, any contingencies disclosed above related to the accounting treatment recognizing the conversion of debt to equity for the following private transactions were lifted as a result of the IPO (see Notes 5 and 6):

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 7 — STOCKHOLDERS’ EQUITY / (DEFICIT) (cont.)
•The 2022 and 2023 Convertible Promissory Notes which were previously exchanged for 3,312,148 shares of common stock and 507,394 prepaid warrants to purchase common stock (See Note 12);
•The 2023 Series — Convertible Whiskey Special Ops 2023 Notes and related warrants which were previously exchanged for 2,399,090 shares of common stock and 546,927 prepaid warrants to purchase common stock (See Note 12);
•The $399,667 received from the two separate investors under the terms of the May 2024 and July 2024 factoring agreements, including accrued fees and 66,549 related warrants, which was exchanged for an aggregate of 44,291 shares of Series A Preferred Stock and 24,978 warrants to purchase shares of common stock at $4.00 per share (including $266,667 received from a related party, which was exchanged for 29,661 shares of Series A Preferred Stock, and 16,667 warrants). (See Notes 5 and 12.)
•The $250,000 received from an investor under the terms of a July 2024 accounts receivable factoring agreement, including accrued fees, which was exchanged for 27,700 shares of Series A Preferred Stock, including 15,625 warrants to purchase shares of common stock at $4.00 per share. (See Notes 5 and 12.)
In addition to the Common Warrants discussed above, pursuant to the Underwriting Agreement dated November 21, 2024, by and between the Company and the underwriters named therein (the “Representative”), the Company issued 84,377 of Representative’s Warrants to the Representative with an initial exercise date on or after May 24, 2025, an exercise price of $4.00 per share, and an expiration date of November 21, 2029.
Common stock — On October 31, 2023, the Company’s Board of Directors and shareholders increased the number of shares the Company is authorized to issue from 3,000,000 shares to 10,000,000 shares, including 9,500,000 shares of common stock and 500,000 shares of Founders Common Stock, par value of $0.0001 per share (which Founders Common Stock had four votes per share). The key terms of the common stocks are summarized below:
Dividends — The holders of common stock and Founders Common Stock are entitled to receive dividends if declared by the Board of Directors. No dividends have been declared since the inception of the Company.
Voting rights — The holders of Founders Common Stock were entitled to four votes for each share of Founders Common Stock and general common stockholders were entitled to one vote for each share of general common stock. The designation of Founders Common Stock was terminated upon the completion of the IPO and now all common stock is treated as general common stock, with each share having one vote.
Upon approval of the April 2024 increase in authorized shares, the 2022 and 2023 Convertible Notes were exchanged (contingent upon the consummation of the Company's initial public offering) for 3,312,148 additional shares of common stock and 507,394 prepaid warrants; The actual unconditional exchange of the 2022 and 2023 Convertible Notes and reclassification of the aggregate fair value of exchanged notes (of $15,278,168 as of November 25, 2024, (the date of the Company's initial public offering) was reclassified from Convertible Notes to equity (of Common Stock Par Value of $382 and Paid-in-capital of $15,277,786) under the terms of the Subscription Exchange Agreement upon the closing of the Company’s initial public offering — which occurred on November 25, 2024 and was the remaining prerequisite for the unconditional exchange of the 2022 and 2023 Convertible Notes for equity.
Upon approval of the April 2024 increase in authorized shares, the Whiskey Special Operation Convertible Notes were exchanged (contingent upon the consummation of the Company’s initial public offering, which occurred on November 25, 2024) for 2,399,090 additional shares of common stock and 546,927 prepaid warrants; The actual unconditional exchange of the Convertible Notes and reclassification of the aggregate fair value of exchanged notes (of $11,784,068 as of November 25, 2024, (the date of the Company's initial public offering) was reclassified from Convertible Notes to equity (of Common Stock Par Value of $295 and Paid-in-capital of $11,783,773) under the terms of the Subscription Exchange Agreement upon the closing of the Company’s initial public offering — which occurred on November 25, 2024) and was the remaining prerequisite for the unconditional exchange of the Whiskey Special Operation Convertible Notes for equity.

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 7 — STOCKHOLDERS’ EQUITY / (DEFICIT) (cont.)
As of March 31, 2025, the Company had 6,921,564 shares of common stock issued and outstanding, including the 3,312,148 shares of common stock related to the conversion of the 2022 and 2023 Convertible Notes (comprised of 3,819,542 shares of common stock, net of: 507,394; and subsequently, 1,420,406 additional shares of common stock exchanged for prepaid warrants); and the 2,399,090 shares of common stock related to the conversion of the Whiskey Special Operation Convertible Notes (comprised of 2,946,015 shares of common stock, net of: 546,927; and subsequently, 1,422,265 additional shares of common stock exchanged for prepaid warrants). During the three months ended March 31, 2025 and 2024, respectively, the Company repurchased 0 and 0 shares of common stock and and 0 and 0 warrants to purchase common stock were exercised.
In the second quarter of 2024, the Company’s Board of Directors and shareholders took certain actions and approved amendments to the Company’s amended and restated certificate of incorporation in preparation for the Company’s initial public offering (which occurred on November 25, 2024) (the “Actions and Amendments”). These Actions and Amendments, included, among other things:
•filing a second amendment to the Company’s amended and restated certificate of incorporation on April 1, 2024, to increase the Company’s authorized capital stock from 10,000,000 shares to 70,000,000 shares, including 69,500,000 shares of common stock and 500,000 shares of Founders Common Stock. The increase in authorized shares included provision for the additional shares to be issued with the Company’s anticipated IPO, including those discussed in the following paragraphs, and other future equity activities not yet known.
•filing a third amendment to the Company’s amended and restated certificate of incorporation on May 14, 2024, to further increase the Company’s authorized capital stock to 75,000,000 shares, including 5,000,000 shares of preferred stock.
ELOC Agreement — On January 23, 2025, the Company entered into an agreement for an equity line of credit purchase agreement (the “ELOC Purchase Agreement”) with an investor (the “ELOC Investor”). Pursuant to the ELOC Purchase Agreement, upon the effectiveness of a related Registration Statement (the “ELOC Registration Statement”) (which was subsequently filed on January 24, 2025) the Company and the investor entered into an equity line of credit purchase agreement whereby the Company will have the right from time to time (at the Company’s option) to direct the Investor to purchase up to $15,000,000 of the Company’s common stock (subject to certain limitations and conditions. (the “ELOC Purchase Agreement”, or the “Facility”). The amount of sales of common stock to the investor under the ELOC Purchase Agreement (the “ELOC Shares”), and the timing of any sales, will be determined by the Company from time to time in its sole discretion and will depend on a variety of factors, including, among others, market conditions, the trading price of the Company’s shares and determinations by the Company regarding the use of proceeds from any sale of such ELOC Shares. The net proceeds from any sales under the Facility will depend on the frequency with, and prices at, which the ELOC Shares are sold to the Investor.
Under the terms of the ELOC Purchase Agreement, within five (5) business days of the close of execution of the documents for this offering the Company will issue prepaid warrants exercisable into $75,000 worth of common stock priced at the VWAP per share for the trading day preceding the date such documents are executed (the “Commitment Warrants”). The Commitment Warrants shall have an exercise price of $0.001 per share and shall not be exercisable if such exercise into common stock, when combined with other common stock owned by Investor, would cause its ownership to exceed 4.99% of the Company’s overall outstanding common stock. Upon exercise of the Commitment Warrants the resulting shares shall be called “Commitment Shares”. The Investor agreed not to sell more of such Commitment Shares in any one trading day than is equal to seven percent (7%) of the total trading volume on the day such Commitment Shares are sold. Such warrants were issued to the Investor as consideration for its entry into the ELOC Purchase Agreement (the “Commitment Warrants”). In February 2025, the Company issued 67,162 Commitment Warrants to the ELOC Investor. In February 2025, the Investor exercised the Commitment Warrants for $67.
Pursuant to the ELOC Purchase Agreement, the Investor also agreed to purchase $1,000,000 of the Company’s Series B Preferred Stock, of which $500,000 will be purchased, and the Company will deliver such Series B Preferred Shares, within twenty four (24) hours after the ELOC Registration Statement is filed with the SEC. The second tranche of $500,000 will be purchased, and the Company will deliver such Series B Preferred shares, within three trading days following the date the ELOC Registration Statement is declared effective by the SEC. Each share of Series B Preferred

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 7 — STOCKHOLDERS’ EQUITY / (DEFICIT) (cont.)
Stock will have a purchase price of $10.00 per share and a stated value of $12.00 per share, will pay dividends at the rate of 15% per annum of the stated value (or $1.80 per share), and will be convertible by the holder at any time following the 90th day following the date of effectiveness of the ELOC Registration Statement. The conversion of Series B Preferred Stock into common stock shall be determined by dividing (a) an amount equal to 110% of the sum of (i) the stated value plus (ii) the amount of all accrued and unpaid dividends, by (b) the Conversion Price. The Conversion Price shall be the fixed price equaling the Volume Weighted Average Price on the trading day preceding the date the documents required for the offering are executed. The Series B Preferred Stock will be subject to redemption by the Company at the Company’s option at any time following the ninety (90) day anniversary such Series B Preferred Stock is acquired, but subject to any restrictions on such redemption in the Company’s credit facilities, at a redemption price equal to the stated value of the Series B Preferred Stock to be redeemed plus any accrued but unpaid dividends thereon. The shares of common stock that could result from any conversion of Series B Preferred Stock are not being registered in the ELOC Registration Statement. Additional shares of the Company’s Series B Preferred Stock may be sold after the date the ELOC Registration Statement becomes effective. As of January 24, 2025, the Conversion Price was fixed at $1.10 per share.
In accordance with the Company’s obligations under the ELOC Purchase Agreement and the Registration Rights Agreement, dated as of January 23, 2025, between the Company and the Investor (the “ELOC Registration Rights Agreement”), the Company is filing the ELOC Registration Statement to register the resale by the Investor of (i) up to $15,000,000 of ELOC Shares (up to 5,000,000 shares of common stock) that the Company may elect, in the Company’s sole discretion, to issue and sell to the Investor, from time to time from and after the Commencement Date under the ELOC Purchase Agreement, and (ii) 67,162 Commitment Shares that would result from the exercise of the Commitment Warrants. Unless earlier terminated, the ELOC Purchase Agreement will remain in effect until the earlier of: (i) January 23, 2028, i.e., the expiry of the 36-month period commencing on the date of the ELOC Purchase Agreement, (ii) the date on which the Investor has purchased the Maximum Commitment Amount (the “Commitment Period”), or (iii) an earlier date mutually agreed upon by both the Company and the Investor in the future.
Under the terms of the ELOC Purchase Agreement, the Investor may not purchase any ELOC Shares under the ELOC Purchase Agreement if such shares, when aggregated with all other shares then beneficially owned by the Investor and its affiliates would result in the Investor beneficially owning shares in excess of 4.99% of the number of the Company’s shares outstanding.
In conjunction with the ELOC Purchase Agreement, on January 23, 2025, the Company’s Board of Directors approved the terms of the ELOC Purchase Agreement and Registration Rights Agreement, the offering of up to 100,000 shares of Series B Preferred Stock, and the filing of the related ELOC Registration Statement for up to 5,000,000 shares of common stock and 67,162 shares of common stock issuable upon the exercise of the related Commitment Warrants. In February 2025, the Investor exercised the Commitment Warrants for $67.
In the three months ended March 31, 2025, an aggregate of 330,014 shares of common stock had been sold to the investor under the ELOC Purchase Agreement for aggregate gross proceeds to the Company of $232,427. Subsequent to March 31, 2025, through May 19, 2025, an additional 857,439 shares of common stock had been sold to the investor under the ELOC Purchase Agreement for aggregate gross proceeds of $412,647.
Prepaid Warrants to Purchase Common Stock — In August 2024, certain holders of shares of common stock agreed to exchange an aggregate of 2,816,291 shares of their common stock into a like number of pre-paid warrants. Such pre-paid warrants will be eligible for exercise without the payment of additional consideration at any time that the respective holder beneficially owns a number of shares of common stock that is less than 9.99% of the Company’s outstanding shares of common stock for a number of shares that would cause the holder to beneficially own 9.99% of the Company’s outstanding shares of common, and having no expiration date. As of March 31, 2025, 2,619,433 of the pre-paid warrants remained outstanding.

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 7 — STOCKHOLDERS’ EQUITY / (DEFICIT) (cont.)
The following sets forth the outstanding prepaid warrants and common warrants as of March 31, 2025:

	Prepaid Warrants	Common Warrants
Balance December 31, 2024	3,871,992	382,205
Exercise of Prepaid Warrants in Exchange for Common Stock	(1,252,559)	—
Balance March 31, 2025	2,619,433	382,205
Upon the closing of the Company's initial public offering on November 25, 2024, the conditional issuances of prepaid warrants and common stock noted in the table above became effective.
In addition to the prepaid warrants and common warrants in the table above: 119,207 warrants to purchase common stock at $0.01 per share were issued in connection with the initial aggregate $250,000 of non-ELOC Investor Series B Preferred Stock subscriptions (see Preferred Stock - Series B below); and, subsequent to March 31, 2025, 327,868 prepaid warrants were issued in connection with the issuance of Series B Preferred Stock (see Note 14).
In the three months ended March 31, 2025, 1,252,559 prepaid warrants (with an exercise price of $0.001 each) were exercised cashlessly for 1,250,777 shares of common stock (including related party cashlessly exercised 1,117,559 prepaid warrants with an exercise price of $0.001 each for 1,115,909 shares of common stock) leaving 2,619,433 prepaid warrants remaining outstanding.
Subsequent to March 31, 2025, through May 19, 2025, 700,000 prepaid warrants were exchanged for 39,200 shares of Series B Preferred Stock; 327,868 prepaid warrants were issued in connection with the issuance of Series B Preferred Stock, and, 1,072,960 prepaid warrants were exercised for common stock (including 341,658 from a related party), leaving 1,874,341 prepaid warrants outstanding (including 862,125 prepaid warrants outstanding of the related party).
Preferred stock — Series A — In May 2024 through September 2024, the Company sold $4,948,478 of Series A Convertible Preferred Stock The shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) had a subscription price of $10 per share and a stated value of $12 per share (the “Stated Value”), and included stock purchase warrants to purchase shares of common stock calculated at 25% of the subscription price then divided by $5.00, with an exercise price equal to the lesser of $5.00 per share or the price per share at which the common stock is sold in the Company’s initial public offering. (Upon the closing of the Company's initial public offering on November 25, 2024, the exercise price was set at the initial public offering price of $4.00 per share.) The warrants expire June 15, 2029. At any time after June 15, 2027, the Warrants shall be automatically exercised on a cashless basis if the common stock has traded for 5 consecutive trading days at or above 125% of the Exercise Price (or $5.00 per share). The Series A Preferred Stock is entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of 15% per annum of the Stated Value (or $1.80 per share) payable if and when declared by the Board of Directors of the Company or upon conversion or redemption of the Series A Preferred Stock.
Dividends on the Series A Preferred Stock may be paid by the Company in cash, by delivery of shares of common stock or through a combination of cash and shares of common stock. If paid in common stock, the holder shall receive a number of shares of common stock equal to the quotient of 110% of the accrued dividends to be paid in common stock divided by the Conversion Price (as defined below). The Company may make payments of dividends in common stock only if the average closing price of the common stock over the five trading days preceding the dividend payment date is at or above the Conversion Price. Holders of the Series A Preferred Stock have no voting rights except as required by law.
Each share of Series A Preferred Stock may be converted at any time at the election of the holder into a number of shares of common stock determined by dividing (a) an amount equal to 110% of the sum of (i) the Stated Value plus (ii) the amount of all accrued dividends, by (b) the then applicable Conversion Price. The “Conversion Price” was initially equal to $5.00 per share, subject to adjustment to the price per share at which the common stock is sold at the Company’s Initial Public Offering if lower than the initial Conversion Price (and was fixed at $4.00 per share upon the November 25,

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 7 — STOCKHOLDERS’ EQUITY / (DEFICIT) (cont.)
2024 initial public offering at $4.00 per share). Each share of Series A Preferred Stock will automatically be converted on June 15, 2027 into a number of shares of common stock determined by dividing (a) an amount equal to 110% of the sum of (i) the Stated Value plus (ii) the amount of all accrued dividends, by (b) the then-applicable Conversion Price.
Any time on or after June 15, 2025, the Company shall have the right to redeem some or all of the outstanding shares of Series A Preferred Stock from funds legally available therefor, upon at least 30 days prior written notice to the holders of the Series A Preferred Stock, at a redemption price per share equal to 110% of the sum of the Stated Amount, plus all accrued and unpaid dividends on such 494,840 shares of Series A Preferred Stock (or $7,318,436, including accrued dividends of $715,044 as of March 31, 2025) (or $3,116,148 on 210,700 shares of Series A Preferred Stock including accrued dividends of $304,462, excluding the 284,140 shares of Series A Preferred Stock subsequently exchanged for Series B Preferred Stock on May 1, 2025, as discussed in Note 14.).
The Company received subscriptions for $4,948,478 of Series A Preferred Stock (of which $1,831,265 was from a related party), including $2,025,000 in cash (of which $834,000 was from a related party); $1,155,000 in the form of 525 barrels of aged whiskey (with an average value of $2,200 per barrel and with $259,875 allocated to barrel fixed assets and $895,125 allocated to whiskey inventory); $110,600 was paid by the sale of and transfer to the Company by a related party of an aggregate of 50 barrels of premium aged whiskey (with an average value of $2,212 per barrel and with $24,750 allocated to barrel fixed assets and $85,850 allocated to whiskey inventory); and, $719,919 was paid by the cancellation of outstanding indebtedness (factoring agreements) (of which $296,619 was from a related party). In addition, the Series A Preferred Stockholders who were issued Series A Preferred Stock in July through September 2024 received an additional 510,315 warrants with an exercise price of $6.00 per share as part of the Series A Preferred Stock subscriptions (the “$6.00 Warrants”) (of which 321,026 of the $6.00 Warrants were issued to a related party). In September 2024, the 510,315 $6.00 Warrants (including 321,026 $6.00 Warrants from a related party) were exchanged for 93,789 shares of Series A Preferred Stock that did not include any related warrants (including 59,001 shares of Series A Preferred Stock that did not include any related warrants for a related party). The value assigned to the $6.00 Warrants exchanged for Series A Preferred Stock that did not include any warrants was negotiated to be $937,959 (including $590,045 from a related party), or $1.838 per $6.00 Warrant using a Black-Scholes Valuation model with a then estimated IPO stock price of $5.00 per share and exercise price of $6.00 per share. The Company allocated the net proceeds between the warrants and the Series A Preferred Stock using the relative fair value method.
In connection with the $4,948,478 of Series A Preferred Stock, the Company also issued 197,013 warrants to purchase common stock at the lesser of $5.00 per share or the price per share at which the common stock is sold in the Company’s initial public offering (of which 60,563 of the $5.00 Warrants were issued to a related party). Upon the November 25, 2024 initial public offering at $4.00 per share, the 197,013 warrants at $5.00 per share were recalculated and reissued as 246,267 warrants at $4.00 per share (and the 60,563 related party warrants at $5.00 per share were recalculated and reissued as 75,705 warrants at $4.00 per share).
The Series A Preferred Stock has a liquidation preference equal to the greater of (i) 110% of the sum of (a) the Series A Preferred Stock Stated Value, plus (b) the amount of the aggregate dividends then accrued on such share of Series A Preferred Stock and not previously paid, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up. Accordingly, the Series A Preferred Stock liquidation preference as of March 31, 2025 (with 494,840 shares outstanding and a stated value of $5,938,080) was $7,318,436.
In consideration of purchases of Series B Preferred Stock by certain Series A Preferred Stock holders subsequent to March 31, 2025, on May 1, 2025, an aggregate of 284,140 outstanding shares of Series A Preferred Stock and 116,263 warrants to purchase shares of common stock at $4.00 per share (of which 183,122 shares of Series A Preferred Stock and 75,702 related warrants to purchase common stock at $4.00 per share were of a related party) was exchanged for Series B Preferred Stock. See Preferred Stock - Series B below. (See also Note 14.)
Preferred Stock — Series B — By written consent dated January 23, 2025 (pursuant to authority conferred upon the Board of Directors by the Company’s second amended and restated certificate of incorporation), the Board of Directors designated 750,000 shares of authorized but unissued Preferred Stock as Series B Convertible Preferred Stock (the “Series

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 7 — STOCKHOLDERS’ EQUITY / (DEFICIT) (cont.)
B Preferred Stock”). The shares of Series B Preferred Stock, par value $0.0001 per share have a Subscription Price of $10 per share and a stated value of $12 per share (the “Series B Stated Value”). The Series B Preferred Stock is entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of 15% per annum of the Series B Stated Value (or $1.80 per share) payable if and when declared by the Board of Directors of the Company or upon conversion or redemption of the Series B Preferred Stock.
Dividends on the Series B Preferred Stock may be paid by the Company in cash, by delivery of shares of common stock or through a combination of cash and shares of common stock. If paid in common stock, the holder shall receive a number of shares of common stock equal to the quotient of 110% of the accrued dividends to be paid in common stock divided by the Conversion Price (as defined below). The Company may make payments of dividends in common stock only if the average closing price of the common stock over the five trading days preceding the dividend payment date is at or above the Conversion Price. Holders of the Series B Preferred Stock have no voting rights except as required by law.
Each share of Series B Preferred Stock may be converted at any time at the election of the holder into a number of shares of common stock determined by dividing (a) an amount equal to 110% of the sum of (i) the Series B Stated Value plus (ii) the amount of all accrued dividends, by (b) the then applicable Conversion Price (equal to the VWAP of the common stock on the trading day immediately preceding the original issuance date or such shares of Series B Preferred Stock). Each share of Series B Preferred Stock will automatically be converted on the 36 month anniversary of the original issuance date into a number of shares of common stock determined by dividing (a) an amount equal to 110% of the sum of (i) the Series B Stated Value plus (ii) the amount of all accrued dividends, by (b) the then-applicable Conversion Price.
Any time on or after the 90 day anniversary or the original issue date of such shares of Series B Preferred Stock, the Company shall have the right to redeem some or all of the outstanding shares of Series B Preferred Stock from funds legally available therefor, upon at least 30 days prior written notice to the holders of the Series B Preferred Stock, at a redemption price per share equal to 110% of the sum of the Stated Amount plus all accrued and unpaid dividends on such shares of Series B Preferred Stock.
In connection with the initial aggregate $250,000 of non-ELOC Investor Series B Preferred Stock subscriptions (of which $125,000 was with a related party), the Company also issued 119,207 warrants to purchase common stock at $0.01 per share (of which 53,418 of the warrants were to a related party).
As of March 31, 2025, the Company had received subscriptions for $1,679,810 (67,162 shares) of Series B Preferred Stock, of which: $250,000 was from a related party); and $1,150,000 was from the ELOC Investor, of which $1,000,000 was purchased in January 2025 in conjunction with the execution and registration of the ELOC Purchase Agreement.
Subsequent to March 31, 2025, the Company received subscriptions for an additional $4,914,567 (491,456 shares) of Series B Preferred Stock, of which: $4,092,567 or 409,256 shares was from the exchange of Series A Preferred Stock and related warrants for Series B Preferred Stock (of which $2,640,437 or 264,043 shares was from a related party; $392,000 or 39,200 shares was from the exchange of 700,000 prepaid warrants at a VWAP of $0.56 per prepaid warrant; and $430,000 or 43,000 shares was from other investors (of which $55,000 or 5,500 shares was from a related party, and one other investor subscription of $100,000 or 10,000 shares included a negotiated 327,868 prepaid warrants to purchase common stock at $0.001 per share).). (See Note 14.)
The Series B Preferred Stock has a liquidation preference equal to the greater of (i) 110% of the sum of (a) the Series B Preferred Stock Stated Value, plus (b) the amount of the aggregate dividends then accrued on such share of Series B Preferred Stock and not previously paid, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up. Accordingly, the Series B Preferred Stock liquidation preference as of March 31, 2025 (with 167,981 shares outstanding and a stated value of $2,015,772) was $2,289,003. Subsequent to March 31, 2025, the Series B Preferred liquidation preference (with 659,437 shares outstanding and a stated value of $7,913,244) was $8,814,351.
In consideration of purchases of Series B Preferred Stock by certain Series A Preferred Stock holders subsequent to March 31, 2025, on May 1, 2025, certain shareholders agreed to exchange an aggregate of 284,140 shares of Series A

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 7 — STOCKHOLDERS’ EQUITY / (DEFICIT) (cont.)
Preferred Stock at a negotiated aggregate value of $4,092,560 of Series A Preferred Stock (at Stated Value of $12 per share and including accrued dividends) and 116,263 related warrants to purchase common stock at $4.00 per share into 409,256 shares of Series B Preferred Stock (including $2,640,430 or 183,122 shares of Series A Preferred Stock and 75,702 warrants to purchase common stock at $4.00 per share converted into 264,043 shares of Series B Preferred Stock of a related party). The value of Series A Preferred Stock and related warrants exchanged for Series B Preferred Stock was negotiated based upon: the related Stated Value of the Series A Preferred Stock (or 284,140 shares at $12 Stated Value = $3,409,680) and accrued dividends thereon (of $343,392) through May 1, 2025; plus the value of the related warrants to purchase common stock (calculated using a Black Scholes valuation model). Subsequent to the exchange, there were outstanding: 659,437 shares of Series B Preferred Stock; 210,700 shares of Series A Preferred Stock; and, 129,998 warrants to purchase common stock at $4.00 per share related to the Series A Preferred Stock, (See also Note 14.)
Stock options — The Company’s 2018 Equity Incentive Plan was approved by the HDC Board and the HDC shareholders in March 2018. On April 27, 2019, in anticipation of the Company’s reorganization on May 1, 2019, the HDHC Board and the HDHC sole stockholder approved HDHC’s 2019 Equity Incentive Plan (the “2019 Plan”). Upon the closing of the Company’s initial public offering (which occurred on November 25, 2024), the 2024 Equity Incentive Plan (the “2024 Plan”) became effective, authorizing the issuance of up to 2,500,000 shares of common stock. As of March 31, 2025, the Company had made no grants under the 2024 Plan.
The 2024 Plan allows for the grant of incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock, RSU awards, performance shares, and performance units to eligible participants for ten (10) years (until November 2034).
The 2019 Plan allows for the grant of incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock, RSU awards, performance shares, and performance units to eligible participants for ten (10) years (until April 2029). The cost of awards under the 2019 Plan generally is based on the fair value of the award on its grant date. The maximum number of shares that may be utilized for awards under the 2019 Plan as of March 31, 2025 is 256,600.
The following sets forth the outstanding ISOs and related activity for the three months ended March 31, 2025:

Options Outstanding	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2024	6,011	$157.89	0.86	$0.00
Exercisable at December 31, 2024	6,011	$157.89	0.86	$0.00
Forfeited	0	$157.89
Outstanding at March 31, 2025	6,011	$157.89	0.61	$0.00
Exercisable at March 31, 2025	6,011	$157.89	0.61	$0.00
Remaining unvested at March 31, 2025	—	$157.89
ISOs require a recipient to remain in service to the Company, ISOs generally vest ratably over periods ranging from one to four years from the vesting start date of the grant and vesting of ISOs ceases upon termination of service to the Company. Vested ISOs are exercisable for three months after the date of termination of service. The terms and conditions of any ISO shall comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder. The exercise price of each ISO is the fair market value of the Company’s stock on the applicable date of grant. The Company used the mean volatility estimate from Varga’s 409A valuation based on the median 5-year volumes of select peer companies. Fair value is estimated based on a combination of shares being sold at $157.89 up through February of 2019 and the most recent 409A completed when these ISOs were issued in April of 2018 valuing the Company’s stock at $157.89 per share. No ISOs may be granted more than ten (10) years after the earlier of the approval by the Board, or the stockholders, of the 2019 Plan.

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 7 — STOCKHOLDERS’ EQUITY / (DEFICIT) (cont.)
There were no grants in the three months ended March 31, 2025 and the year ended December 31, 2024. As of March 31, 2025, the Company had $0 of unrecognized compensation expense related to ISOs expected to vest over a weighted average period of 0.0 years. The weighted average remaining contractual life of outstanding and exercisable ISOs is 0.61 years.
Restricted stock units — The RSU awards granted in 2019 under the 2019 Plan were granted at the fair market value of the Company’s stock on the applicable date of grant. RSU awards generally vest ratably over periods ranging from one to four years from the grant’s start date. Upon termination of service to the Company, vesting of RSU awards ceases, and most RSU grants are forfeited by the participant, unless the award agreement indicates otherwise. The majority of RSU awards are “double trigger” and both the service-based component, and the liquidity-event component (including applicable lock-up periods) must be satisfied prior to an award being settled. Upon settlement, the RSU awards are paid in shares of common stock. The Company recognizes the compensation expense for the restricted stock units based on the fair value of the shares at the grant date amortized over the stated period for only those shares that are not subject to the double trigger.
The following table summarizes the RSU activity for the three months ended March 31, 2025 and 2024:

	Restricted Stock Units	Weighted Average Exercise Price Per Share
Vested and Outstanding at December 31, 2024	245,439	$10.93
Granted	—
Forfeited/Canceled/Expired	—
Vested and Outstanding at March 31, 2025	245,439	$10.93
During the three months ended March 31, 2025 and 2024, the Company recognized $0 and $0, respectively, of stock-based compensation expense in connection with RSU awards granted under the plans. Compensation expense for RSU awards is recognized upon meeting both the time-vesting condition and the triggering event condition. As of March 31, 2025, 0 restricted stock units (“RSUs”) were forfeited. In May 2024, 105,360 RSUs were voluntarily terminated, and 2,500 were issued, leaving 11,064 issued RSUs to settle at a grant value of $157.89 per unit. In May 2024, the Board of Directors approved awarding 234,525 RSUs to employees, directors and consultants with a fair grant value of $4.00 per unit. These RSUs contain a double trigger and, upon grant, were deemed to have met their time-based service requirements for vesting. They will settle on the expiration of the Market Stand-off provision in the 2019 stock incentive plan (or May 24, 2025, which is 180 days from the November 25, 2024 closing of the Company’s initial public offering).
Equity-classified warrants — The Company estimates the fair values of equity warrants using the Black-Scholes option-pricing model on the date of issuance with Monte Carlo simulations to determine the probability of warrants being exercisable.
Contingent Legacy Shareholder Warrants — On October 30, 2024, the Company issued warrants to purchase common stock that became contingently exercisable upon the closing of an initial public offering (which occurred on November 25, 2024), at the price per share of the Company’s initial public offering (or $4.00 per share) to its common shareholders of record as of May 31, 2023 (the “Contingent Legacy Shareholder Warrants”), that will be exercisable, if at all, provided / contingent upon: if the warrant holder continuously holds the shares such holder owned on May 31, 2023 through the date the warrant is exercised; and if the common stock attains a specified volume weighted average price per share (“VWAP”) over a 10-trading-day period (the “10-Trading-Day VWAP”) before expiring:
•Tranche 1 - for up to 762,488 shares of common stock (of which up to 128,358 were to a related party) when the 10-Trading-Day VWAP of the common stock reaches 200% of the $4.00 per share initial public offering price (or $8 per share), and that will expire on the 24-month anniversary of the Company’s initial public offering (the “$8 Contingent Legacy Shareholder Warrants”);

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 7 — STOCKHOLDERS’ EQUITY / (DEFICIT) (cont.)
•Tranche 2 - for up to 1,524,976 shares of common stock (of which up to 256,716 were to a related party) when the 10-Trading-Day VWAP of the common stock reaches 300% of the $4.00 per share initial public offering price (or $12 per share), and that will expire on the 42-month anniversary of the Company’s initial public offering (the “$12 Contingent Legacy Shareholder Warrants”); and,
•Tranche 3 - for up to 1,906,220 shares of common stock (of which up to 320,895 were to a related party) when the 10-Trading-Day VWAP of the common stock reaches 500% of the $4.00 per share initial public offering price (or $20 per share), and that will expire on the 60-month anniversary of the Company’s initial public offering (the “$20 Contingent Legacy Shareholder Warrants”).
The Company recorded a value of $8,828 for the Contingent Legacy Shareholder Warrants as of the October 30, 2024 grant date based on a Black Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model for the Contingent Legacy Shareholder Warrants were as follows:

Weighted Average Expected Volatility	70%
Expected Dividends	—%
Weighted Average Expected Term (in years)	5
Risk-Free Interest Rate	4.22%
Probability Scenarios of meeting contingencies
Shareholder holds shares owned on May 31, 2023 through warrant exercise date	95% to 75%
Common stock attains a specified 10-Trading-Day VWAP price before expiring	0.025% to 2.25%
As of March 31, 2025, there were outstanding and exercisable: 625,446 $8 Contingent Legacy Shareholder Warrants; 1,250,892 $12 Contingent Legacy Shareholder Warrants; and 1,563,615 $20 Contingent Legacy Shareholder Warrants, (of which 0; 0; and 0, respectively were to a related party) with weighted-average remaining contractual terms of 1.58 years, 3.08 years, and 4.59 years, respectively.
Other equity classified warrants — For the three months ended March 31, 2025 the Company issued a total of 186,369 warrants, including: 119,207 warrants to purchase common stock at $0.01 per share issued in connection with the issuance of Series B Preferred Stock (of which, 53,418 were to a related party); and, 67,162 Commitment Warrants to purchase common stock at $0.001 per share issued in connection with the ELOC Agreement (that were exercised in February, 2025). Subsequent to March 31, 2025, the Company issued 884,159 Whiskey Note Shareholder Warrants and 327,868 prepaid warrants (see Note 14).
In addition to the Contingent Legacy Shareholder Warrants discussed above, during the year ended December 31, 2024, the Company issued a total of 413,971 equity classified warrants, including: 83,333 warrants at $6.00 per share in conjunction with July 2024 accounts receivable factoring agreement; 84,377 Underwriter Warrants in conjunction with the Company’s initial public offering; and, 197,013 warrants to purchase common stock, (of which, 60,563 were to a related party) in connection with the issuance of Series A Preferred Stock. Upon the November 25, 2024 initial public offering at $4.00 per share, the 197,013 warrants at $5.00 per share were recalculated and reissued as 246,267 warrants at $4.00 per share (and the 60,563 related party warrants at $5.00 per share were recalculated and reissued as 75,705 warrants at $4.00 per share.). During three months ended March 31, 2025, and the year ended December 31, 2024, the assumptions used in the Black-Scholes option pricing model were as follows:

	For the Three Months Ended March 31, 2025	For the Year Ended December 31, 2024
Weighted Average Expected Volatility	70%	70%
Expected Dividends	—%	—%
Weighted Average Expected Term (in years)	5	5
Risk-Free Interest Rate	4.12%	4.22%

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 7 — STOCKHOLDERS’ EQUITY / (DEFICIT) (cont.)
As of March 31, 2025 and December 31, 2024, in addition to the Contingent Legacy Shareholder Warrants discussed above, there were outstanding and exercisable warrants to purchase 915,383 and 796,176, respectively, shares of common stock, As of March 31, 2025, the weighted-average remaining contractual term was 1.52 years for the outstanding and exercisable warrants.
The Underwriting Agreement and the related warrants granted to the Underwriter equal 5% of the total proceeds raised in the Company’s November 25, 2024 initial public offering at an exercise price equal to the offering price, or warrants for 84,377 shares at $4.00 per share (the “Underwriter Warrants”). The number of Underwriter Warrants may increase by up to 15% (to warrants for 97,034 shares at $4.00 per share) if the Underwriter elects to utilize the overallotment rights of the Offering. As of May 19, 2025, the underwriter has not exercised any Underwriter Warrants.
Deferred Compensation — Beginning in May 2023, certain senior level employees elected to defer a portion of their salary until such time as the Company completed a successful public registration of its stock (which occurred on November 25, 2024). Upon success of the Company's initial public offering, each employee was then to be paid their deferred salary plus a range of matching dollars in RSUs (under the new 2024 Plan noted above) for every $1 dollar of deferred salary. As of December 31, 2024, the Company recorded $848,908 of such deferred payroll expense, including $457,730 paid in cash in December 2024, and $391,179 remaining to be paid which is included in accrued liabilities as of March 31, 2025. Accordingly, as of March 31, 2025, upon the expiration of the 6 month post-IPO lockup period (in May 2025) the Company has also committed to issue approximately $1,894,615 in equity compensation (in the form of RSUs or stock options) related to the deferred compensation.
NOTE 8 — ACQUISITION OF THINKING TREE SPIRITS
Business Combinations — On February 21, 2024, the Company purchased all the outstanding stock of Thinking Tree Spirits, Inc. (“TTS”), which was accounted for as a business combination, requiring assets and liabilities assumed to be measured and recorded at their acquisition date fair values as of the acquisition date. The resolution of the contingent earn out payments will be reviewed at each subsequent reporting period, and any increases or decreases in fair value will be recorded in the income statement as an operating gain or loss.
Under the terms of the stock sale, the Company paid the shareholders of TTS $670,686 ($720,686, net of $50,000 held back for post-closing accounting true-ups) using shares of common stock of the Company. The $670,686 was paid using common stock of the Company at a negotiated price of $13.16 per share (or 50,958 shares), subject to a true-up provision (to the price per share of the Company’s anticipated IPO, if lower — which, as of September 30, 2024, was $5.00 per share or 134,137 shares) that expired on August 31, 2024, but which was subsequently extended by the Parties to after the conclusion of the dissenters rights process under Oregon law (See below).
In September 2024, the Company extended the true-up provision under the terms of the TTS stock sale from August 31, 2024 to the date of settlement of the Thinking Tree Spirits Dissenters Rights Process, resulting in the delay in reclassifying the TTS purchase price liability to equity (under ASC-480). Upon the November 25, 2024 initial public offering at $4.00 per share, the true-up provision related to the $670,686 at $4.00 per share equaled 167,671 shares, an increase of 116,713 shares over the original 50,958 shares, but subject to any reductions for payments made to dissenters. (See below).
ASC 480 requires a financial instrument to be classified as a liability if such financial instrument contains a conditional obligation that the issuer must or may settle by issuing a variable number of its equity securities if, at inception, the monetary value of the obligation is predominantly based on a known fixed monetary amount. In September 2024, under the terms of the TTS stock sale, the true-up provision for the $670,686 purchase price payment in the form of common stock was extended through the settlement of the Thinking Tree Spirits Dissenters Rights Process (See below). Once the final determination is made on the amount owed to dissenters, if any, that amount will be deducted from the true-up amount and the resulting number of shares of common stock will be issued at the price per share of the common stock in the Company’s initial public offering (which occurred on November 25, 2024, at $4.00 per share), at which time, the conversion price became fixed and the purchase price no longer qualified to be classified as a liability in accordance with ASC 480, and was reclassified to equity. The estimated fair value of the $127,076 in estimated future contingent values

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 8 — ACQUISITION OF THINKING TREE SPIRITS (cont.)
(discussed also below) is recorded as a (long term) liability until such time as their obligation for potential payment becomes established as something more than zero and the payment number of shares is established, at which time, such future contingent payments will likewise be reclassified from liabilities to equity in accordance with ASC 480.
Thinking Tree Spirits Dissenters’ Rights Process -- In July 2024 three Thinking Tree Spirits shareholders served their notice to exercise dissenters’ rights under Oregon law. Dissenters’ rights statutes allow a party opposed to certain transactions to demand payment in cash for the value of their interests held rather than receive shares in the resulting entity. Parties can either agree upon a negotiated value or a dissenter who does not believe they are being fairly compensated for the value of their interests may seek a judicially determined value. In the case of a private entity, or a transaction involving private companies with no public clearing price for their stock, certain methods, models and assumptions are used to attempt to estimate or derive a fair market value. The statutory deadline has passed for any other Thinking Tree Spirits shareholders to claim dissenter’s rights.
The amount being sought by the dissenters would consume most, if not all, of the amount in stock paid in the transaction, and management believes the amount of compensation they are seeking is too high.
Because this process creates uncertainty related to how many net shares of common stock are owed to the remaining Thinking Tree Spirits shareholders, management has made the decision to place any shares of stock that were to go to Thinking Tree Spirits shareholders in escrow until the matter is resolved. Likewise, any make-up shares that we assumed were to be issued at the close of the Company’s initial public offering will also be held in escrow until the same final value determination is made. This is to ensure that the Company is not double paying for the company in both shares and cash.
To the extent any amount of cash is due to the three dissenters from the Company, said amount will be deducted from the total amount of consideration that had been agreed upon for the Thinking Tree Spirits acquisition, and the remaining amount due to the remaining Thinking Tree Spirits shareholders, if any, will be then paid in shares of common stock at the agreed upon transaction price per share in the original transaction. Any unused shares of common stock will be returned to the treasury and will not be considered outstanding. So long as these shares are held in escrow they will not be eligible for trading or voting.
Subsequent to November 25, 2024, the Company settled with two of the three TTS dissenters and sent the remaining dissenter the statutorily required payment offer and documentation to attempt to wind down the dissenters process. The statutorily required thirty (30) day review period for those offers passed on January 6, 2025 with an objection from the remaining dissenter. On April 16, 2025, Kaylon McAlister, a former co-founder of Thinking Tree Spirits and the lone remaining dissenter, filed suit in the Circuit Court of Oregon against Thinking Tree Spirits and the Company seeking $470,000 under the Oregon dissenter rights statute, plus interest. While we are reviewing the matter, we believe the amount being sought is without merit and grossly overinflates the value of the enterprise, and we intend to vigorously defend this matter. Further, we believe we have counterclaims against the plaintiff for actions taken by him before, during and after the closing of the acquisition transaction that adversely effected the valuation of the acquisition and the Company’s investment in Thinking Tree Spirits. As a result of netting out the amount paid to such dissenters from the makeup provisions of the acquisition agreement with the remaining TTS shareholders, the Company believes it will issue the remaining TTS shareholders up to a maximum of an additional 83,407 shares of unregistered common stock which will be subject to lockup agreements that do not allow such shares to be sold until after the one hundred and eighty (180) day anniversary of the date of their grant. The granting of such shares shall occur after the Company has been advised by outside counsel that the final dissenter matter is concluded.
NOTE 9 — LEASES
The Company has operating leases for corporate offices, warehouses, distilleries, tasting rooms and certain equipment which have been accounted for using ASC Topic 842. The Company’s operating lease terms include periods under options to extend or terminate the operating lease when it is reasonably certain that the Company will exercise that option in the measurement of its operating lease ROU assets and liabilities. The Company considers contractual-based factors such as the nature and terms of the renewal or termination, asset-based factors such as the physical location of the asset and entity-based factors such as the importance of the leased asset to the Company’s operations to determine the operating lease term. The Company generally uses the base, non-cancelable lease term when determining the operating lease ROU assets and

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 9 — LEASES (cont.)
lease liabilities. The ROU asset is tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable in accordance with Accounting Standards Codification Topic 360, Property, Plant, and Equipment.
In January 2025, the Company terminated one warehouse lease in Eugene, Oregon, moving from a 33,000 square feet to an approximately 8,000 square feet lease. The monthly expenses associated with the new lease were reduced from approximately $18,000 per month down to $7,700 per month. The new lease expires in January 2028, with an option for a three year extension. The change in ROU assets and related liabilities both for the terminated lease and the new warehouse lease have been captured on the March 31, 2025 balance sheet.
The following table presents the consolidated lease cost for amounts included in the measurement of lease liabilities for operating leases for the three months ended March 31, 2025 and 2024, respectively:

	Three Months Ended March 31,
	2025	2024
Lease Cost:
Amortization of Right-of-Use Assets	$95,657	$7,152
Interest on Lease Liabilities	232,345	—
Operating lease cost	29,644	370,682
Total lease cost(1)	$357,646	$377,834
____________
(1)Included in “Cost of sales”, “Sales and Marketing” and “General and Administrative “expenses in the accompanying consolidated statements of operations.
The following table presents weighted-average remaining lease terms and weighted-average discount rates for the consolidated operating leases as of March 31, 2025 and 2024, respectively:

	March 31,
	2025	2024
Weighted-average remaining lease term – operating leases (in years)	5	5.9
Weighted-average discount rate – operating leases	22%	22%
The Company’s ROU assets and liabilities for operating leases were $3,389,361 and $4,023,485, respectively, as of March 31, 2025. The ROU assets and liabilities for operating leases were $3,303,158 and $3,941,560, respectively, as of December 31, 2024. The ROU assets for operating leases were included in “Operating Lease Right-of-Use Assets, net” in our accompanying consolidated balance sheets. The liabilities for operating leases were included in the “Operating Lease Liabilities, Current” and “Operating Lease Liabilities, net of Current Portion” in the accompanying consolidated balance sheets.

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 9 — LEASES (cont.)
Maturities of lease liabilities for the remainder of 2025 and the years through 2029 and thereafter are as follows:

Years Ending	Amounts
2025	$1,022,140
2026	1,345,203
2027	1,329,535
2028	1,225,326
2029	1,203,001
thereafter	684,779
Total lease payments	$6,809,984
Less: Interest	(2,786,499)
Total Lease Liabilities	$4,023,485
NOTE 10 — COMMITMENTS AND CONTINGENCIES
As an inducement to obtain financing in 2022 and 2023 through convertible notes, the Company agreed to pay a portion of certain future revenues the Company may receive from the sale of FBLLC or the Flavored Bourbon brand to the investors in such financings in the amount of 150% of their subscription amount for an aggregate of approximately $24,495,000.
The Company maintains operating leases for various facilities. See Note 9, Leases, for further information.
Litigation — From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims.
In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each claim.
Litigation — CFGI — On January 31, 2025, CFGI, LLC (“CFGI”) commenced a litigation against the Company in the Superior Court, Suffolk County, Massachusetts asserting claims arising under a November 1, 2022 written engagement letter agreement whereby CFGI agreed to provide financial, accounting and tax consulting services to the Company. CFGI contends that it fully performed its obligations under such agreement, but that the parties amended the agreement on or about May 22, 2023 when the Company fell behind in its payments. CFGI alleges further that, while the Company made some payments under the amended agreement, CFGI is currently owed approximately $730,000, plus interest.
The Company’s response to the complaint was due on or before April 21, 2025 but was extended to May 12, 2025. The Company has filed an answer to that complaint on May 12 to stay current with the litigation process while it works to negotiate a settlement. As of December 31, 2024 the Company had accrued the entire amount payable to CFGI and the Company is in negotiations with CFGI on alternate payment terms that will allow the Company to pay the amounts due to CFGI over time. (See also Note 14.)
Litigation — Thinking Tree Dissenter — On April 16, 2025, Kaylon McAlister, a former co-founder of Thinking Tree Spirits, filed suit in the Circuit Court of Oregon against Thinking Tree Spirits and the Company seeking $470,000 under the Oregon dissenter rights statute, plus interest. While we are reviewing the matter, we believe the amount being sought is without merit and grossly overinflates the value of the enterprise, and we intend to vigorously defend this matter. Further, we believe we have counterclaims against the plaintiff for actions taken by him before, during and after the closing

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 10 — COMMITMENTS AND CONTINGENCIES (cont.)
of the acquisition transaction that adversely effected the valuation of the acquisition and the Company’s investment in Thinking Tree Spirits. (See also Note 14.)
As of March 31, 2025 and December 31, 2024, the Company has not been subject to any other pending litigation claims.
Notice from Nasdaq — On April 14, 2025, the Company received a notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”), which indicated that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), as the Company’s closing bid price for its common stock was below $1.00 per share for the prior thirty (30) consecutive business days.
Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been granted a 180-calendar day compliance period, or until October 13, 2025 (the “Compliance Period”), to regain compliance with the Minimum Bid Price Requirement. During the compliance period, the Company’s shares of Common Stock will continue to be listed and traded on the Nasdaq Capital Market. If at any time during the Compliance Period, the bid price of the Common Stock closes at or above $1.00 per share for a minimum of ten (10) consecutive business days, Nasdaq will provide the Company with written confirmation of compliance with the Minimum Bid Price Requirement and the matter will be closed.
If the Company is not in compliance by October 13, 2025, the Company may be afforded a second 180-calendar day compliance period. To qualify for this additional time, the Company will be required to meet the continued listing requirement for market value of publicly-held shares and all other initial listing standards for the Nasdaq Capital Market with the exception of the Minimum Bid Price Requirement, and will need to provide written notice to Nasdaq of its intent to regain compliance with such requirement during such second compliance period.
If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, or if it appears to Nasdaq’s staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that the Common Stock will be subject to delisting from the Nasdaq Capital Market. At that time, the Company may appeal any such delisting determination to a Nasdaq hearings panel.
The Company intends to continuously monitor the closing bid price for its Common Stock and is in the process of considering various measures to resolve the deficiency and regain compliance with the Minimum Bid Price Requirement. However, there can be no assurance that the Company will be able to regain or maintain compliance with the Minimum Bid Price Requirement or any other Nasdaq listing standards, that Nasdaq will grant the Company any extension of time to regain compliance with the Minimum Bid Price Requirement or any other Nasdaq listing requirements, or that any such appeal to the Nasdaq hearings panel will be successful, as applicable. (See also Note 14.)
Management Fee — The Company is required to pay a monthly management fee to Summit Distillery, Inc (see Note 12).
NOTE 11 — RETIREMENT PLANS
The Company sponsors a traditional 401(k), Roth 401(k) and profit-sharing plan (the “Plan”), in which all eligible employees may participate after completing 3 months of employment. No contributions have been made by the Company during the three months ended March 31, 2025 and 2024.
NOTE 12 — RELATED-PARTY TRANSACTIONS
Management Agreement
On October 6, 2014, the Company entered into a management agreement with Summit Distillery, Inc., an Oregon corporation, to open a new Heritage Distilling Company location in Eugene, Oregon. The Company engaged Summit Distillery, Inc. to manage the Eugene location for an annual management fee. The principals and sole owners of Summit Distillery, Inc., are also shareholders of HDHC. For each of the three months ended March 31, 2025 and 2024, the

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 12 — RELATED-PARTY TRANSACTIONS (cont.)
Company expensed a management fee of $45,000 that was paid to Summit Distilling, Inc. The fee is based upon a percentage of the Company’s trailing twelve months earnings before interest, taxes and depreciation expense, as defined in the management agreement.
Other Related Party Transactions
Beginning in 2022, the Company began a series of financings with a party that is considered a related party for the years ended December 31, 2024 and 2023 by virtue of the number of common stock shares and pre-paid warrants to purchase common stock held by the party. As of March 31, 2025, the related party owned less than 4.99% of the outstanding common stock of the Company, but enough, when combined with its prepaid warrants, would exceed the 4.99% reporting threshold if all such prepaid warrants were to be exercised into common stock. The prepaid warrants contain a 4.99% blocker prohibiting the exercise of such warrants if it would put the party’s ownership over the 4.99% reporting threshold. The related party is not required to report the number of prepaid warrants held. Below are details of the transactions with the related party, including those related to notes payable, equity transactions and other activities.2023 Barrel Production Contract
During 2023, the Company entered into a distilled spirits barreling production agreement with the related party for production of 1,200 barrels of distilled spirits over time. There was a prepayment of $1,000,000 made in January 2023. In March 2024, the agreement was amended to 600 barrels for $500,000, with the then $500,000 excess prepayment used to purchase a Whiskey Note in the principal amount of $672,500 and subsequently exchanged (contingent upon the consummation of this offering, which occurred on November 25, 2024) under the terms of a Subscription Exchange Agreement for common stock in conjunction with the February 29, 2024 exchange of Whiskey Notes for common stock in conjunction with the February 29, 2024 exchange of Whiskey Notes for common stock.
Factoring Agreement(s)
In May 2024, the Company raised $100,000 under the terms of an accounts receivable factoring arrangement with the related party, with fees of 10% (or $10,000) and $1,000 for every 2 weeks payment remains overdue. Payment under the factoring agreement is due the earlier of: within 3 days of receipt of payment under the factored accounts receivable; the achievement of certain fundraising milestones; or June 15, 2024. As of June 30, 2024 the factoring agreement remained unpaid. In July 2024, the investor agreed to exchange his interest in the factoring agreement of $113,285 into a subscription for the purchase of 11,328 shares of Series A Preferred Stock and 5,000 warrants to purchase shares of common stock at the lesser of $5.00 per share or the price per shares at which the Company’s common stock is sold in the Company’s initial public offering (the “$5.00 Warrants”), and 29,705 warrants at $6.00 per share (the “$6.00 Warrants”) and related warrants. Upon the November 25, 2024 initial public offering at $4.00 per share, the 5,000 warrants at $5.00 per share were recalculated and reissued as 6,250 warrants at $4.00 per share.
As of July 1, 2024, the Company raised an additional aggregate of $299,667 between two separate investors under the terms of a July 2024 accounts receivable factoring arrangement with fees of 10% (or $29,966) and $1,000 (separately, to each of the two investors) for every 2 weeks payment remains overdue. Additionally, the two investors received five year warrants to purchase an aggregate of 66,549 shares of common stock at $6.00 per share (or cashlessly following a standard cashless exercise formula). Of the total July 2024 accounts receivable factoring agreement, $166,667 and 44,333 of the warrants are with the related party. Payment under the factoring is due the earlier of: within 3 days of receipt of payment under the factored receivable; the achievement of certain fundraising milestones; or August 15, 2024. Effective July 31, 2024, the investors agreed to exchange their interests in the factoring agreement of $329,633, including accrued fees and related warrants, for an aggregate of 32,963 shares of Series A Preferred Stock, 14,983 warrants to purchase shares of common stock at the lesser of $5.00 per share or the price per share at which the Company’s common stock is sold in the Company’s initial public offering (the “$5.00 Warrants”), and 86,864 warrants at $6.00 per share (the “$6.00 Warrants”). (Including $166,667 received from the related party, which was exchanged for 18,333 shares of Series A Preferred Stock, 8,333 related $5.00 Warrants, and 48,073 related $6.00 Warrants.) Upon the November 25, 2024 initial public offering at $4.00 per share, the 14,983 warrants at $5.00 per share were recalculated and reissued as 18,728 warrants at $4.00 per share, and the 8,333 related party warrants at $5.00 per share were recalculated and reissued as 10,416 warrants at $4.00 per share.

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 12 — RELATED-PARTY TRANSACTIONS (cont.)
In September 2024, the $6.00 Warrants discussed above and in Note 7 (including 321,026 $6.00 Warrants from the related party) were exchanged for 93,789 shares of Series A Preferred Stock that did not include any related warrants (including 59,001 shares of Series A Preferred Stock that did not include any related warrants for a related party). The value assigned to the $6.00 Warrants exchanged for Series A preferred Stock that did not include any warrants was negotiated to be $937,959 (including $590,045 from a related party), or $1.838 per $6.00 Warrant, using a Black-Scholes Valuation model with an estimated IPO stock price of $5.00 per share and exercise price of $6.00 per share.
In September 2024, the Company purchased 50 barrels of premium aged whiskey from the related party for $110,600, or $2,212 per barrel (comprised of $495 per barrel and $1,717 of spirits, for an aggregate total of $24,750 to fixed assets and $85,850 to inventory). The $110,600 was paid by the Company in the form of 11,060 shares of Series A Preferred Stock and 5,530 related warrants to purchase common stock at the lesser of $5.00 per share or the price per shares at which the Company’s common stock is sold in the Company’s initial public offering. Upon the November 25, 2024 initial public offering at $4.00 per share, the 5,530 warrants at $5.00 per share were recalculated and reissued as 6,913 warrants at $4.00 per share.
In October 2024, the Company sold 250 barrels of aged whiskey to the related party for $166,667. Under the terms of the sale, in the event the related party resells the barrels back to the Company, the resell prices shall be the price paid per barrel under the agreement plus a 15% simple annual interest rate of 1.25% per month from the date the related party purchased the barrels from the Company. The Company also agreed to store the barrels for the related party at no fee until the related party sells the barrels to either the Company or a third party.
On November 22, 2024 (prior to the Company’s initial public offering on November 25, 2024), the related party exchanged 250,000 shares of common stock for 250,000 prepaid warrants to purchase common stock.
In the three months ended March 31, 2025, the related party exercised 1,117,559 prepaid warrants (with an exercise price of $0.001 each) cashlessly for 1,115,909 shares of common stock, leaving 1,203,783 prepaid warrants outstanding as of March 31, 2025.
Related Party Contingent Legacy Shareholder Warrants (See also Note 7) — On October 30, 2024, the Company issued warrants to purchase common stock that became contingently exercisable upon the closing of an initial public offering (which occurred on November 25, 2024), at the price per share of the Company’s initial public offering (or $4.00 per share) to its common shareholders of record as of May 31, 2023 (the “Contingent Legacy Shareholder Warrants”), that will be exercisable, if at all, provided / contingent upon: the warrant holder continuously holds the shares such holder owned on May 31, 2023 through the date the warrant is exercised; and the common stock attains a specified volume weighted average price per share (“VWAP”) over a 10-trading-day period (the “10-Trading-Day VWAP”) before expiring:
•Tranche 1 - for up to 762,488 shares of common stock (of which up to 128,358 were to a related party) when the 10-Trading-Day VWAP of the common stock reaches 200% of the $4.00 per share initial public offering price (or $8 per share), and that will expire on the 24-month anniversary of the Company’s initial public offering (the “$8 Contingent Legacy Shareholder Warrants”);
•Tranche 2 - for up to 1,524,976 shares of common stock (of which up to 256,716 were to a related party) when the 10-Trading-Day VWAP of the common stock reaches 300% of the $4.00 per share initial public offering price (or $12 per share), and that will expire on the 42-month anniversary of the Company’s initial public offering (the “$12 Contingent Legacy Shareholder Warrants”); and,
•Tranche 3 - for up to 1,906,220 shares of common stock (of which up to 320,895 were to a related party) when the 10-Trading-Day VWAP of the common stock reaches 500% of the $4.00 per share initial public offering price (or $20 per share), and that will expire on the 60-month anniversary of the Company’s initial public offering (the “$20 Contingent Legacy Shareholder Warrants”).
As of March 31, 2025, there were outstanding and exercisable: 625,446 $8 Contingent Legacy Shareholder Warrants; 1,250,892 $12 Contingent Legacy Shareholder Warrants; and 1,563,615 $20 Contingent Legacy Shareholder Warrants, (of which 0; 0; and 0, respectively were to a related party).

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 13 — BASIC AND DILUTED NET INCOME / (LOSS) PER SHARE
The Company computes basic net income / (loss) per share by dividing net income / (loss) for the period by the weighted-average number of common shares outstanding during the period. The Company computes diluted net income / (loss) per share by dividing net income / (loss) for the period by the weighted-average number of common shares outstanding during the period, plus the dilutive effect of the stock options, RSU awards and exercisable common stock warrants, as applicable pursuant to the treasury stock method, and the convertible notes, as applicable pursuant to the if-converted method. The following table sets forth the computation of basic and diluted net income / (loss) per share:

	For the Three Months Ended March 31,
	2025	2024
Basic earnings per share of common stock:
Numerator:
Net Income / (Loss) for the period	$(3,033,047)	$452,839
Preferred stock dividend	(222,678)	—
Net Income / (Loss) for the period – basic	$(3,255,725)	$452,839
Denominator:
Weighted average number of shares of common stock - basic	9,662,201	403,329

Net Income / (Loss) per share of common stock - basic	$(0.34)	$1.12

Diluted earnings per share of common stock:
Numerator:
Net Income / (Loss) for the period - basic	$(3,255,725)	$452,839
Net Income / (Loss) for the period - diluted	$(3,255,725)	$452,839
Denominator:
Weighted average number of shares of common stock - basic(1)	9,662,201	403,329
Conversion of Convertible Notes into Common Stock	—	3,070,503
Weighted average number of shares of common stock - diluted(1)	9,662,201	3,473,832

Net Income / (Loss) per share of common stock - diluted	$(0.34)	$0.13

(1)Includes 3,627,918 prepaid warrants
Diluted earnings / (loss) per share reflect the potential dilution of securities that could share in the earnings of an entity. For the three months ended March 31, 2024, the calculation of diluted earnings per share includes the dilutive effect of shares issued for the conversion of the convertible notes and related warrants and subtracts the related gains from changes in their respective fair values from net income / (loss). The following number of shares of common stock from the potential exercise or conversion of outstanding potentially dilutive securities were excluded from the computation of

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 13 — BASIC AND DILUTED NET LOSS PER SHARE (cont.)
diluted net income / (loss) per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	For the Three Months Ended March 31,
	2025	2024
ISOs	6,011	6,164
Equity-classified Warrants	1,441,512	116,928
Liability-classified Warrants	—	2,020,139
Legacy Warrants	3,439,953	—
Preferred Stock (Series A)	1,663,281	—
Preferred Stock (Series B)	3,929,289	—
RSU Awards	245,439	116,581
Total	10,725,485	2,259,812
NOTE 14 — SUBSEQUENT EVENTS
For its condensed condensed consolidated financial statements as of March 31, 2025 and for the period then ended, the Company evaluated subsequent events through the date on which those condensed consolidated financial statements were issued. Other than the items noted below and in Note 10, there were no subsequent events identified for disclosure as of the date the condensed consolidated financial statements were available to be issued.
ELOC Agreement — Subsequent to March 31, 2025, through May 19, 2025 an aggregate of 857,439 shares of common stock had been sold to the investor under the ELOC Purchase Agreement for aggregate gross proceeds to the Company of $412,647.
Preferred Stock — Series A — and Related Warrants — In consideration of purchases of Series B Preferred Stock by certain Series A Preferred Stock holders subsequent to March 31, 2025, on May 1, 2025, an aggregate of 284,140 outstanding shares of Series A Preferred Stock and 116,263 warrants to purchase shares of common stock at $4.00 per share (of which 183,122 shares of Series A Preferred Stock and 75,702 related warrants to purchase common stock at $4.00 per share were of a related party) was exchanged for Series B Preferred Stock, See Preferred Stock - Series B below.
Preferred Stock — Series B — Subsequent to March 31, 2025, the Company received subscriptions for an additional $4,914,567 (491,456 shares) of Series B Preferred Stock, of which: $4,092,567 or 409,256 shares was from the exchange of Series A Preferred Stock and related warrants for Series B Preferred Stock (of which $2,640,437 or 264,043 shares was from a related party); $392,000 or 39,200 shares was from the exchange of 700,000 prepaid warrants at a VWAP of $0.56 per prepaid warrant; and $430,000 or 43,000 shares was from other investors (of which $55,000 or 5,500 shares was from a related party, and one other investor subscription of $100,000 or 10,000 shares included a negotiated 327,868 prepaid warrants to purchase common stock at $0.001 per share).
In consideration of purchases of Series B Preferred Stock by certain Series A Preferred Stock holders subsequent to March 31, 2025, on May 1, 2025, certain shareholders agreed to exchange an aggregate of 284,140 shares of Series A Preferred Stock at a negotiated aggregate value of $4,092,560 of Series A Preferred Stock (at Stated Value of $12 per share and including accrued dividends) and 116,263 related warrants to purchase common stock at $4.00 per share into 409,256 shares of Series B Preferred Stock (including $2,640,430 or 183,122 shares of Series A Preferred Stock and 75,702 warrants to purchase common stock at $4.00 per share converted into 264,043 shares of Series B Preferred Stock of a related party). The value of Series A Preferred Stock and related warrants exchanged for Series B Preferred Stock was negotiated based upon: the related Stated Value of the Series A Preferred Stock (or 284,140 shares at $12 Stated Value = $3,409,680) and accrued dividends thereon (of $343,392) through May 1, 2025; plus the value of the related warrants to purchase common stock (calculated using a Black Scholes valuation model). Subsequent to the exchange, there were

Heritage Distilling Holding Company, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 14 — SUBSEQUENT EVENTS (cont.)
outstanding: 659,437 shares of Series B Preferred Stock; 210,700 shares of Series A Preferred Stock; and, 129,998 warrants to purchase common stock at $4.00 per share related to the Series A Preferred Stock.
Prepaid Warrants — Subsequent to March 31, 2025, through May 19, 2025: 700,000 prepaid warrants were exchanged for 39,200 shares of Series B Preferred Stock; 327,868 prepaid warrants were issued in connection with the issuance of Series B Preferred Stock, and 1,072,960 prepaid warrants were exercised for common stock (including 341,658 from a related party), leaving 1,874,341 prepaid warrants outstanding (including 862,125 prepaid warrants outstanding of the related party).
Whiskey Note Shareholder Warrants — On April 1, 2025, the Company issued warrants with an expiration date of April 1, 2028 to purchase 884,159 shares of common stock with an exercise price of $4.00 per share to common shareholders of record who acquired their common stock through the exchange of Whiskey Notes and whose shares were subject to 100% lockup for 6 months post-IPO, as was disclosed as a pending item in the Company’s February 4, 2025 prospectus filed with the commission (the “Whiskey Note Shareholder Warrants”). The Whiskey Note Shareholder Warrants will be exercisable if the warrant holder continuously holds all shares of common stock such holder owned on the date of the Company’s IPO through the date the warrant is exercised, and then only if the common stock attains a specified volume weighted average price of $8.00 per share (“VWAP”) over a 10-trading-day period (the “10-Trading-Day VWAP”) before expiring. The Company will record the fair value of the Whiskey Note Shareholder Warrants as of the April 1, 2025 grant date based on a Black Scholes option pricing model and Monte Carlo simulation analysis.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and the related notes and other financial information included elsewhere in this filing and the section of this filing entitled “Information about Heritage.” In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section titled “Risk Factors” and elsewhere in this filing. Unless the context otherwise requires, for the purposes of this section, “Heritage,” “we,” “us,” “our,” or the “Company” refer to Heritage Distilling Holding Company, Inc. and its subsidiaries.
Business Overview
We are a craft distiller producing, marketing and selling a diverse line of award-winning craft spirits, including whiskeys, vodkas, gins, rums, and “ready-to-drink” canned cocktails. We recognize that taste and innovation are key criteria for consumer choices in spirits and innovate new products for trial in our company-owned distilleries and tasting rooms. We believe we have developed differentiated products that are responsive to consumer desires for rewarding and novel taste experiences.
We compete in the craft spirits segment, which is the most rapidly-growing segment of the overall $288 billion spirits market. According to the American Craft Spirits Association, a craft distillery is defined generally as a distillery that produces fewer than 750,000 gallons annually and holds an ownership interest of 51% or more of a distilled spirits plant that is licensed by the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury. According to the Craft Spirits Global Market Report 2023 of Grand View Research, the craft spirits segment had revenues of more than $21.4 billion in 2023 and is estimated to grow at a compound annual growth rate (“CAGR”) of 29.4% between 2024 and 2030. We believe we are well positioned to grow more than the growth rate of the market by increasing our marketing efforts, increasing the size of our sales teams and broadening our wholesale distribution.
Out of the more than 2,600 craft producers in North America, we have been recognized with more awards for our products from the American Distilling Institute, the leading independent spirits association in the U.S., than any other North American craft distiller for each of the last ten years. Plus, numerous other Best of Class, Double Gold and Gold medals from multiple national and international spirits competitions. We are one of the largest craft spirits producers on the West Coast based on revenues and are developing a national reach in the U.S. through traditional sales channels (wholesale, on-premises and e-commerce) and our unique and recently-developed Tribal Beverage Network (“TBN”) sales channel. Based upon our revenues and our continued track record of winning industry awards in an increasingly competitive environment, we believe we are one of the leading craft spirits producers in the United States.
We sell our products through wholesale distribution, directly to consumers through our five distilleries and tasting rooms we own and operate in Washington and Oregon and by shipping directly to consumers online where legal. Currently, we sell products primarily in the Pacific Northwest with limited distribution in other states throughout the U.S. In addition, in collaboration with Native American tribes, we have recently developed a new sales, manufacturing and distribution channel on tribal lands that we expect will increase and broaden the recognition of our brand as that network expands nationally.
Our growth strategy is based on three primary areas. First, we are focused on growing our direct-to-consumer (“DtC”) sales via shipping to legal purchasers to their homes where allowed. We currently use a three-tier compliant, third-party platform to conduct these sales and deliveries in 46 states in which approximately 96.8% of the U.S. population reside. This allows us to develop a relationship directly with the consumer through higher-margin sales while collecting valuable data about our best performing products. We can then use this data to target the consumer based on location, age, key demographics and product types. With the data collected, we can also retarget and resell to them generating more revenue.
Our DtC sales also support our second growth area, which entails growing our wholesale volume with our distributors through key national accounts both on-premises and off-premises. By building brand recognition for key products in selected regions or states through DtC sales, we can better support the wholesale launch, marketing and product pull-through of those products in partnership with wholesalers in those targeted states. While DtC sales result in singular high-margin sales, growing volume through wholesale distribution is the most efficient way to drive large-scale growth across retail chains.

Third, we are focused on expanded growth of our collaboration with Native American tribes through the TBN model we created. In concert with tribal partners, this sales channel includes Heritage-branded micro production hubs, Heritage-branded stores and tasting rooms and the sale of our products and new tribally-branded products. In the typical TBN collaboration, the tribes will own these businesses and we will receive a royalty on gross sales through licenses we grant to use our brands, products, recipes, programs, IP, new product development, on-going compliance support and the other support we provide. The TBN is expected to form a network of regional production hubs that will support product trials and sampling, and will generate sales of finished, intermediate and bulk spirits depending on location, equipment and market. Importantly, because these premium spirits will be produced locally, we believe the TBN will promote the positioning of our brands as local and regional. We expect that, as the brands grow and the TBN footprint expands, there will be an important synergy with increased adoption and growth through our wholesale channels in the regions where the TBN locations are driving trial and awareness. Similarly, as demand for our products grows through our wholesale channels, there should be a positive effect on the demand for our products through the tribal distilleries.
Key Factors Affecting Our Operating Results
Management believes that our performance and future success depend on many factors that present significant opportunities, but also pose challenges, including the following:
Pricing, Product Cost and Margins
To date, most of our revenue has been generated by retail sales of our spirits in our retail tasting rooms and through our eCommerce platform. Having completed the construction of our existing production facilities and contracted with established distributors, we now intend to focus our production capacity, record of success in developing award-winning products, and a portion of the net proceeds from our initial public offering (“IPO”) on the growth of our wholesale channel. Going forward, we expect to sell our products in a variety of vertical industry markets in partnership with our distributors across states and geographic regions. Pricing may vary by region due to market-specific dynamics and various layers of taxes applied by the states at the different steps of distribution and retail sales. As a result, our financial performance will depend, in part, on the mix of our sales in different markets during a given period and our ability to scale efficiently.
We have experienced inflation in some of our raw inputs, particularly in grains, bottles, cans and barrels. Some of these price increases began to moderate beginning in the second half of 2021, such as in grain. Grain prices increased due to supply chain issues associated with the war in Ukraine and the increased input cost of fertilizers tied to high natural gas prices. Grain prices have moderated as some additional sources of supply opened up and the market price for grain has come down from its recent historic highs. Aluminum prices for cans and bottles increased in 2021 and early 2022, but began to decline in the second half of 2022, and we were able to achieve more favorable pricing based on larger order quantities in late 2022. In the first quarter of 2025, the Trump administration announced the imposition of 25% tariff on aluminum, which could increase prices for aluminum cans. In late March and early April the Trump administration instituted blanket tariffs of varying amounts on virtually all countries, resulting in market and consumer apprehension and retaliatory tariffs from many nations on American made goods. We remain firm that our exposure to the cost of tariffs on our direct inputs remains low, and retaliatory tariffs on American products has no impact on our current customer base or revenue as we do not export. It is too soon to tell what the trickle down or secondary cost impacts will be for our general business operations as a result of the changing tariff landscape.
While glass bottle prices also increased between 2022 and 2023, we were able to lock in pricing for two years at favorable prices in 2021. In 2023, our suppliers indicated their price increases were moderating and their supply chains were returning to normal. During the uncertain periods in 2021 and 2022, we elected to take possession of glass bottle quantities designed to last two years at favorable prices, insulating these costs to a measurable degree moving into 2024. The cost of glass bottles did not materially appreciate in 2024. Our suppliers source some of our glass bottles from markets in Asia subject to recent tariff increases announced by the Trump administration in the first quarter of 2025. We do not believe these tariffs will materially impact our gross margin as these glass bottles are used to make our most premium and highest priced products.
The cost of oak barrels necessary for the aging of spirits escalated by approximately 30% since the beginning of 2022 due to the growing demand for barrels needed to age whiskey and constraints in the raw oak market. In 2024 those prices began to stabilize.
While constraints in the freight market caused historically high shipping rates, those shipping rates were returning to their previous levels until the subsequent bankruptcy announcements by several freight companies in the U.S. announced over the lat two quarters. Those bankruptcies, when combined with high diesel prices and a lack of licensed drivers, continued to cause uncertainty in the freight markets. More recently, we have seen freight prices moderate. Likewise, employees are facing financial stress as inflation hits them at home, and their desire for more compensation creates higher cost pressures on overall operations absent finding offsetting cost efficiencies. In addition, the annual minimum wage increases for hourly retail and production staff in the states in which we operate are higher than other parts of the U.S. Unlike singular commodity spikes in the recent past due to an isolated incident, or short-term supply chain issues, the confluences of these factors created pressure across all parts of our operations, requiring us to manage each aspect carefully. Finally, we have begun to see a change in the buying habits of consumers who are looking for “experiences” rather than buying “things,” and we believe consumers are electing to buy fewer but more premium items. As a result, we must re-examine how we engage with consumers at retail and online to ensure we stay relevant.
On the positive side, there is an excess of quality aged bourbon in Kentucky in which barrels have accumulated to never before seen levels as investors piled into the idea of owning barrels of whiskey and bourbon to capitalize on their price appreciation. As a result of the buildup of inventory, we are seeing prices fall for wholesale barrel sales, which works in our favor as we look to expand our Salute Series line of spirits. In some cases, the price for barrels of quality aged Kentucky bourbon in bulk have fallen by more than half, reducing our input costs for our most premium products. We view this as a tremendous arbitrage opportunity that works in our favor just as we expand our offerings under the Salute Series.
We source some labels and printed collateral from trusted suppliers in Canada, and recent tariffs announced by the Trump administration on Canadian imports in the first quarter of 2025 could impact those items. However, these labels and print collateral items typically have a cost ranging from 10 cents to $1.00 each, and because these labels and print items are used for our most expensive and premium products, we do not believe the imposition of tariffs on those items will have a material effect on our gross margin for those products.
Continued Investment and Innovation
Our performance is dependent on our ability to continue to develop products that resonate with consumers. It is essential that we continually identify and respond to rapidly-evolving consumer trends, develop and introduce innovative new products, enhance our existing products, and generate consumer demand for our products. Management believes that investment in beverage product innovation will contribute to long-term revenue growth, especially in the premium and ultra-premium segments.
Key Components of Results of Operations
Net Sales
Our net sales consist primarily of the sale of spirits and services domestically in the United States. Customers consist primarily of wholesale distributors and direct consumers. Substantially all revenue is recognized from products transferred at a point in time when control is transferred, and contract performance obligations are met. Service revenue represents fees for distinct value-added services that we provide to third parties, including production, bottling, marketing, consulting and other services, including for the TBN, aimed at growing and improving brands and sales. Service revenue is recognized over the period in which the service is provided.
Cost of Sales
We recognize the cost of sales in the same manner that the related revenue is recognized. Our cost of sales consists of product costs, including manufacturing costs, duties and other applicable importing costs, shipping and handling costs, packaging, warranty replacement costs, fulfillment costs, warehousing costs, and certain allocated costs related to management, facilities and personnel-related expenses associated with supply chain logistics.
Gross Profit and Gross Margin
Our gross profit is the difference between our revenues and cost of sales. Gross margin percentage is obtained by dividing gross profit by our revenue. Our gross profit and gross margin are, or may be, influenced by several factors, including:
•Market conditions that may impact our pricing;
•Our cost structure for manufacturing operations, including contract manufacturers, relative to volume, and our product support obligations;
•Our capacity utilization and overhead cost absorption rates;

•Our ability to maintain our costs on the components that go into the manufacture of our products; and
•Seasonal sales offerings or product promotions in conjunction with plans created with our distributors or retail channels.
We expect our gross margins to fluctuate over time, depending on the factors described above.
Sales and Marketing
Sales and marketing expenses consist primarily of employee-related costs for individuals working in our sales and marketing departments, our tasting room general managers and Cask Club directors, our hourly tasting room sales associates, the executives to whom all general managers report, and the executives whose primary function is sales or marketing, and rent and associated costs for running each tasting room. The expenses include our personnel responsible for managing our e-commerce platform, wages, commissions and bonuses for our outside sales team members who market and sell our products to distributors and retail end users and the associated costs of such sales. Sales and marketing expenses also include the costs of sports and venue sponsorships, radio, television, social media, influencers, direct mail and other traditional marketing costs, costs related to trade shows and events and an allocated portion of overhead costs. We expect our sales and marketing costs will increase as we expand our headcount, open new locations in partnership with tribes, expand our wholesale distribution footprint and initiate new marketing campaigns.
General and Administrative
General and administrative expenses consist primarily of personnel-related expenses associated with our executive, finance, legal, insurance, information technology and human resources functions, as well as professional fees for legal, audit, accounting and other consulting services, and an allocated portion of overhead costs. We expect our general and administrative expenses will increase on an absolute dollar basis as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as increased expenses for general and director and officer insurance, investor relations, directors fees and other administrative and professional services. In addition, we expect to incur additional costs as we hire additional personnel and enhance our infrastructure to support the anticipated growth of our business. We expect that the one-time large costs associated with preparing our initial public offering will not need to be recurring expenses, allowing us to focus on baseline costs.
As of March 31, 2025, we had outstanding restricted stock units (“RSUs”) that, upon vesting, will settle into an aggregate of 11,064 shares based upon the grant date with a fair value of $157.89, and 234,375 shares based upon the grant date with a fair value of $4.00. We recognized an aggregate of $2,684,395 of previously-unrecognized compensation expense for RSU awards upon completion of our IPO. Included above are an aggregate of 234,525 RSUs to employees, directors and consultants that the Board of Directors approved in May 2024, with a fair grant value of $4.00 per unit. These RSUs contain a double trigger and, upon grant, were deemed to have met their time-based service requirements for vesting. They will settle on the six month anniversary of our initial public offering, which was completed in November 2024.
Interest Expense
Interest expenses include cash interest accrued on our secured debt, cash interest and non-cash interest paid or accrued on our notes payable, interest on leased equipment or assets, and costs and interest on credit cards.
Change in Fair Value of Convertible Notes and Warrant Liabilities
We elected the fair value option for the convertible notes we issued in 2022 and 2023 (the “Convertible Notes”) and the warrants that were issued in connection with the Convertible Notes under ASC Topic 825, Financial Instruments, with changes in fair value reported in our consolidated statements of operations as a component of other income (expense). We believe the fair value option better reflects the underlying economics of the Convertible Notes and the related warrants given their embedded conversion or exercise features. As a result, the Convertible Notes and the related warrants were recorded at fair value upon issuance and were subsequently remeasured at each reporting date until they were converted upon the occurrence of our IPO on November 25, 2024. Accordingly, the Convertible Notes and the related warrants are recognized initially and subsequently (through and including their exchange for common stock, or in the case of the warrants, the fixing of their exercise price) at fair value, inclusive of their respective accrued interest at their stated interest rates, which were included in convertible notes on our consolidated balance sheets. The changes in the fair value of the Convertible Notes and related warrants were recorded as “changes in fair value” as a component of other income (expenses) in our consolidated statements of operations. The changes in fair value related to the accrued interest components of the Convertible Notes were also included within the single line of change in fair value of convertible notes on our consolidated statements of operations. Upon the initial public offering of our common stock (on November 25, 2024), the fair value of the Convertible Notes and related warrants were converted to equity effective November 25, 2024.
Changes in Fair Value of Investment in Flavored Bourbon, LLC
As of March 31, 2025 and December 31, 2024, respectively, we had a 12.2% and 12.2% ownership interest in Flavored Bourbon, LLC, respectively, and did not record any impairment charges related to our investment in Flavored Bourbon, LLC for the year ended December 31, 2023. In January 2024, Flavored Bourbon LLC conducted a capital call, looking to raise $12 million from current and new investors at the same valuation as its last raise. We chose not to participate in the raise, but still retained our rights to full recovery of our capital account of $25.3 million, with the Company being guaranteed a pay out of this $25.3 million, which we must be paid in the event the brand is sold to a third party, or we can block such sale. As of the end of 2024, a total of $9,791,360 of the $12 million had been raised, and it was unclear if an effort would be made to round out the remainder of the initial targeted raise. We retain a 12.2% ownership interest in this entity plus a 2.5% override in the waterfall of distributions. As a result of the January 2024 capital call, in accordance with adjusting for observable price changes for similar investments of the same issuer pursuant to ASC 321 as noted above, we performed a qualitative assessment of our Investment in Flavored Bourbon, LLC. On the basis of our analysis we determined that the fair value of our Investment in Flavored Bourbon, LLC, should be adjusted to $14,285,000, with the resulting increase in fair value of $3,421,000 recorded as gain on increase in value of Flavored Bourbon, LLC on our condensed consolidated statement of operations for the six months ended June 30, 2024, and recorded no further adjustment in the value of Flavored Bourbon, LLC through the remainder of 2024.
Changes in Fair Value of Convertible Notes
As of September 30, 2024, the fair value of the Convertible Notes that were issued in 2022 and 2023 and were exchanged in October and November 2023 for a fixed number of shares of common stock and prepaid warrants, was revalued to $18,482,353, which reflected the impact of the then-anticipated pricing of our initial public offering of $5.00 per share in the valuation calculation methodology. Upon the effectiveness of our initial public offering (on November 25, 2024), the fair value of the Convertible Notes decreased and was reclassified from a liability to equity in the amount of $15,278,168 (representing the 3,312,148 shares of common stock and 507,394 prepaid warrants for which the Convertible Notes were exchanged multiplied by the price per share of our common stock of $4.00 in the November 25, 2024 initial public offering., with the remaining $3,204,185 recorded as a gain for the decrease in fair value of those Convertible Notes for the period from September 30, 2024 to the date of our initial public offering (November 25, 2024), which is the date on which the contingent treatment of the liability associated with such convertible notes is relieved and they were reclassified to equity.
As of September 30, 2024, the fair value of the convertible notes issued in 2023 and 2024 (the “Whiskey Notes”) and related warrant liabilities, which notes and warrants were exchanged for 2,399,090 shares of common stock and 546,927 prepaid warrants in April 2024, was $14,283,752 and $18,658, respectively, which reflected the impact of the then-anticipated pricing of our initial public offering of $5.00 per share in the valuation calculation methodology. Upon the effectiveness of our initial public offering (on November 25, 2024), the fair value of such convertible promissory notes and related warrant liabilities decreased and was reclassified from a liability to equity in the aggregate amount of $11,784,068 (representing the 2,399,090 shares of common stock and 546,927 prepaid warrants for which the Whiskey Notes were exchanged multiplied by the price per share of our common stock of $4.00 in our November 25, 2024 initial public offering, with the remaining $2,499,684 recorded as a gain for the decrease in fair value of those convertible notes and related warrant liabilities for the period from September 30, 2024 to the date of our initial public offering (November 25, 2024), which is the date on which the contingent treatment of the liability associated with such convertible notes is relieved and they were reclassified to equity.
As the exchange of the Convertible Notes to common stock was conditioned upon the closing of our initial public offering of common stock prior to a specified date, the aggregate fair value of the Convertible Notes continued to be reflected as a liability on our consolidated balance sheet until the closing of our initial public offering (November 25, 2024), at which time the Convertible Notes were reclassified from convertible notes payable to equity, as the remaining contingency to the exchange of the Convertible Notes to common stock was then satisfied. With the satisfaction of that remaining contingency, the exchange of the convertible notes payable for common stock qualified for equity classification.

Changes in Fair Value of Warrant Liabilities
We issued certain warrants for the purchase of shares of our common stock in connection with the issuance of certain Convertible Notes and classified such warrants as a liabilities on our consolidated balance sheet pursuant to ASC Topic 480 because, when issued, the warrants were to settle by issuing a variable number of shares of our common stock based on the then-unknown price per share of our common stock in our IPO. The warrant liabilities were initially recorded at fair value on the issuance date of each warrant and are subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liabilities are recognized as a component of other income (expense) in the consolidated statements of operations. As originally drafted, changes in the fair value of the warrant liabilities are recognized until the warrants are exercised, expire or qualify for equity classification.
In April 2024, certain of such warrants and the related Convertible Notes were exchanged (contingent upon the consummation of our initial public offering, which occurred on November 25, 2024, which contingency is now lifted) for common stock. The remaining warrants, which remain outstanding subsequent to the closing of our initial public offering, were amended to fix the exercise price at $6.00 per share effective upon the closing of our initial public offering, thereby removing the floating price optionality. The fixing of the exercise price allowed us to reclassify the warrant liabilities as equity on a pro forma basis, per ASC Topic 420 as of November 25, 2024 (the date of the our initial public offering).
Income Taxes
Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law.
Comparison of the Results of Operations for the Three Months Ended March 31, 2025 and 2024
The numbers presented below that have been rounded for presentation purposes have been rounded individually. As a result, totals may reflect the effect of differences between: aggregating the individually rounded component numbers; and the rounding of the total of the individual (non-rounded) component numbers. In cases where rounding occurred, the amount of the rounding difference is generally $1,000 or less. Such differences are considered to be insignificant.

The following table summarizes our results of operations for the three months ended March 31, 2025 and 2024.

	For the Three Months Ended March 31,
	2025	2024	Change
Net Sales
Products	$838,055	$1,231,823	$(393,768)
Services	253,928	474,336	(220,408)
Total Net Sales	1,091,983	1,706,159	(614,176)

Cost of Sales
Products	814,209	1,213,565	(399,356)
Services	5,889	84,057	(78,168)
Total Cost of Sales	820,098	1,297,622	(477,524)
Gross Profit	271,885	408,537	(136,652)

Operating Expenses
Sales and Marketing	1,315,386	1,189,854	125,532
General and Administrative	1,407,676	1,445,553	(37,877)
Total Operating Expenses	2,723,062	2,635,407	87,655
Operating Loss	(2,451,177)	(2,226,870)	(224,307)

Other Income (Expense)
Interest Expense	(523,214)	(601,006)	77,792
Gain on Investment	—	3,421,222	(3,421,222)
Change in Fair Value of Convertible Notes	—	(571,089)	571,089
Change in Fair Value of Warrant Liabilities	—	430,208	(430,208)
Other (Income) / Expense	(58,656)	374	(59,030)
Total Other Expense	(581,870)	2,679,709	(3,261,579)
Income/(Loss) Before Income Taxes	(3,033,047)	452,839	(3,485,886)
Income Taxes			—
Net Income / (Loss)	$(3,033,047)	$452,839	$(3,485,886)

Net Income / (Loss) Per Share, Basic	$(0.34)	$1.12	$(1.46)

Weighted Average Common Shares Outstanding, Basic	9,662,201	403,329	$9,258,872

Net Income/(Loss) Per Share, Diluted	$(0.34)	$0.13	$(0.47)

Weighted Average Common Shares Outstanding, Diluted	9,662,201	3,473,832	6,188,369

Net Sales

	Three Months Ended March 31, (rounded to $000’s)
Total Sales	2025	2024	Change
Products	$838,000	$1,232,000	$(394,000)
Services	254,000	474,000	(220,000)
	$1,092,000	$1,706,000	$(614,000)
Net sales were approximately $1,092,000 and $1,706,000 for the three months ended March 31, 2025 and 2024, respectively, a decrease of approximately $614,000, or 36.0%, period over period.
The approximately $394,000 net decrease in products sales, period over period, included:

Products Sales	Three Months Ended March 31, (rounded to $000’s)
	2025	2024	Change
Wholesale	$269,000	$319,000	$(50,000)
Retail	569,000	742,000	(173,000)
Third Party	—	171,000	(171,000)
	$838,000	$1,232,000	$(394,000)
•The approximately $50,000 decrease in wholesale product sales was primarily the result of the timing of orders through the wholesale channel moved into second quarter 2025 that occurred in first quarter 2024 and the reduction of sales of low margin spirits as we continue to move our emphasis to higher margin items.
•Retail products sales included the impact of sales from the launch of our Special Operations Salute product line in November 2023, with sales associated with that new product line of approximately $227,000 and $280,000 for the three months ended March 31, 2025 and 2024,and which is an important part of our strategy as our margins on sales direct to consumers are highest for us. The year over year approximately $173,000 decrease included is the result of the timing of orders fulfilled through the DtC retailer channel, which consisted of large load in by the retailers in the fourth quarter 2024, modest reorders in the first quarter 2025 as the retailers moved through their inventory and the movement of reorders into second quarter 2025 that occurred in first quarter 2024 for DtC items. A portion of the reduction in retail revenue in three months ended March 31, 2025 versus 2024 was also from the reduction of hours in some of our brick and mortar retail locations as we made the decision to close some locations on Mondays and Tuesday to reduce labor expenses on our slowest retail sales days during the quarter. During the same period in 2024 our retail locations were open seven days per week. We plan to reopen those locations on Mondays and Tuesdays as we get closer to the Memorial Day holiday to take advantage of higher summer foot traffic.
•The approximately $171,000 decrease in third-party products sales was primarily a result of winding down our contracts on producing bulk whiskey for third parties in 2024 as we continue to shift our focus and resources into higher margin activities.
Online DtC Product Sales from our online distributor’s inventory sold retailers for resale to retail customers for the three months ended March 31, 2025 compared to the three months ended March 31, 2024 reflected the Company’s increased focus on high-margin direct to consumer (“DtC”) and online sales period over period. The tables below report the substantial increase in the retail value of DtC products sold to consumers during the three months ended March 31, 2025 versus 2024 (sales from our online distributor’s inventory) as follows (in dollars and units sold):

	Three Months Ended March 31, (rounded to $000’s)
Products Sales - DtC and online	2025	2024	Change	% Increase
Salute Series and Military DtC Spirits	$426,000	$241,000	$185,000	76.8%
Other HDC DtC Spirits	13,000	7,000	6,000	85.7%
	$439,000	$248,000	$191,000	77.0%

	Three Months Ended March 31, (Units)
Products Sales - DtC and online	2025	2024	Change	% Increase
Salute Series and Military DtC Spirits	4,253	2,047	2,206	107.8%
Other HDC DtC Spirits	317	225	92	40.9%
	4,570	2,272	2,298	101.1%
•The difference in Salute Series and Military DtC Spirits growth of 107.8% for units sold of 107.8% year over year versus the 76.8% increase in revenue for those same products is the result of us release more bottle only products at $95 per unit during the three months ended March 31, 2025 versus 2024. In the first quarter 2024 we were primarily selling the Army SOF in tube for $125 at retail, whereas during the same time period in 2025 we had a broader selection of spirits under the Salute Series banner, with more units selling for $95.
•Since the launch of the Army SOF version in late October 2023, sales of our of Salute Series products directly to consumers in our tasting rooms and online, has increased approximately $185,000 to approximately $426,000 for the three months ended March 31, 2025 compared to approximately $241,000 for the three months ended March 31, 2024.
The approximately $220,000 decrease in net sales of services period over period included:

Services Sales	Three Months Ended March 31, (rounded to $000’s)
	2025	2024	Change
Third Party Production	$6,000	$111,000	$(105,000)
Retail Services	239,000	300,000	(61,000)
Consulting and Other	9,000	63,000	(54,000)
	$254,000	$474,000	$(220,000)
•The approximately $105,000 decrease in third-party production resulted from the ending of a low-margin third-party bottling contract as of January 31, 2024. The bulk of our revenue in this category included production services revenue related to a contract we had to produce a gin for a large international spirit brand owner as we made the choice to focus our time, energy and resources on higher margin activities. Lesser amounts of revenue in this category in 2024 came from contract bottling services; and third-party barrel sales and storage revenues.
•The approximately $61,000 decrease in retail services was the result of the reduction of hours in some of our brick and mortar retail locations as we made the decision to close some locations on Mondays and Tuesday to reduce labor expenses on our slowest retail sales days during the quarter. During the same period in 2024 our retail locations were open seven days per week. We plan to reopen those locations on Mondays and Tuesdays as we get closer to the Memorial Day holiday to take advantage of higher summer foot traffic.
•The approximately $54,000 decrease in consulting fees is related to TBN projects as we saw the successful completion and opening of the Stillaguamish project in October 2024 and we moved the announced Coquille and Tonto Apache projects that were in planning phase into construction phase in preparation for openings in late 2025.

Cost of Sales
Cost of sales were approximately $820,000 and $1,298,000 for the three months ended March 31, 2025 and 2024, respectively, a decrease of approximately $478,000, or 36.8%, period over period.

	Three Months Ended March 31, (rounded to $000’s)
Cost of Sales	2025	2024	Change
Products	814,000	1,214,000	$(400,000)
Services	6,000	84,000	(78,000)
	$820,000	$1,298,000	$(478,000)
The approximately $400,000 decrease in net products cost of sales period over period included: a decrease in product cost of approximately $199,000 to approximately $353,000 for the three months ended March 31, 2025, from approximately $552,000 for the three months ended March 31, 2024, and a decrease in unabsorbed overhead of approximately $201,000 to approximately $461,000 as of March 31, 2025 from approximately $662,000 as of March 31, 2024. We made the choice to move our sales focus onto higher margin products and away from low margin well-based products, resulting in fewer cases sold in 2024 relative to 2023. Fewer cases of production carrying the same amount of overhead increases the unabsorbed overhead, and the associated cost per case, using standard cost accounting methodologies. Assuming all other factors remain steady in the business, as we work to grow our Salute Series volume sales, which is our highest margin item, we will begin to see reductions in our unabsorbed overhead overall and per case, leading to higher gross margins. This is purely a function of how much excess capacity we have in our production system at the time while we transition from low margin, but high volume production to higher margin products.
Services cost of sales decreased by approximately $78,000 to approximately $6,000 for the three months ended March 31, 2025 from approximately $84,000 for the three months ended March 31, 2024 primarily resulting from us ending a low-margin third party production contract for another brand and the wind down of barrel production for third parties.

Components of Products Cost of Sales	Three Months Ended March 31, (rounded to $000’s)
	2025	2024	Change
Product Cost (from inventory)	$353,000	$552,000	$(199,000)
Overhead – Unabsorbed	461,000	662,000	(201,000)
	$814,000	$1,214,000	$(400,000)

Components of Products Cost of Sales	Three Months Ended March 31, (rounded to $000’s)
	2025	2024	Change
Product Cost (from inventory)	43.4%	45.5%	(2.1)%
Overhead – Unabsorbed	56.6%	54.5%	2.1%
	100.0%	100.0%	—%
•Unabsorbed overhead as a component of Product Cost of 56.6% and 54.5% for the three months ended March 31, 2025 and 2024, respectively, are significant contributors to our current overall low products gross margins. Unabsorbed overhead is a function of costs attributable to the excess capacity and associated overhead in our system. While we made progress seeing this cost drop to 41.3% in the full year ended December 31, 2024, from 44.6% in the full year ended December 31, 2023, we have significant opportunities to push this cost component down further in 2025 and beyond by reducing unused capacity and reducing our real estate footprint to get leaner and more efficient. The increase in the unabsorbed overhead percentage in the first quarter of of 2025 compared to the fourth quarter 2024 is a reflection of the large product sales and volume we had during in the fourth quarter of 2024 given fourth quarter of a year is typically the strongest quarter and the first quarter is typically the slowest quarter of the year in the spirits industry. (See below for our discussion on Gross Margins related to unabsorbed overhead in Non-GAAP Financial Measures).
The approximately $400,000 decrease in net products cost of sales period over period is further detailed as follows:

Cost of Sales Products Sales	Three Months Ended March 31, (rounded to $000’s)
	2025	2024	Change
Spirits – Wholesale	$174,000	$267,000	$(93,000)
Spirits – Retail	146,000	129,000	17,000
Spirits – Third Party	—	99,000	(99,000)
Merchandise and Prepared Food	33,000	57,000	(24,000)
Unabsorbed Overhead	461,000	662,000	(201,000)
	$814,000	$1,214,000	$(400,000)
•The approximately $93,000 decrease in wholesale product cost of sales to approximately $174,000 for the three months ended March 31, 2025 compared to approximately $267,000 for the three months ended March 31, 2024 was primarily the result of the shifting of some wholesale orders from the first quarter to the second quarter based on timing of reorders in the wholesale channel and the continued reduction of focus on our part on low margin items as we shift focus to higher margin items.
•The decrease to $0 in third-party production costs is due to no such activity in the three months ended March 31, 2025.
•Our unabsorbed overhead, which is a measure of our capacity relative to our current utilization, decreased by approximately $201,000 to approximately $461,000 for the three months ended March 31, 2025 compared to approximately $662,000 for the three months ended March 31, 2024. The unabsorbed overhead expense indicates our underutilization of current production capacity as we move away from low-margin, high volume products into higher margin products. Our goal continues to be the reduction of unabsorbed overhead over time as our production volumes increase with increased sales and as we reduce overhead costs associated with excess production capacity, warehouse space and other real estate. The combined efforts of increasing high margin product sales and reducing general overhead costs are geared toward reducing our overhead expenses to have our remaining overhead right-sized to our strategy of focusing on producing and selling high margin super premium items. (See below for our discussion on Gross Margins related to unabsorbed overhead in Non-GAAP Financial Measures). Unabsorbed overhead includes approximately $2,000 in product inventory write downs and adjustments in the three months ended March 31, 2025 compared to approximately $79,000 in the three months ended March 31, 2024.
Gross Profit
Gross profit was approximately $272,000 and $409,000 for the three months ended March 31, 2025 and 2024, respectively, a decrease of approximately $137,000, or 33.5%, period over period, and included:

Total Gross Profit	Three Months Ended March 31, (rounded to $000’s)		Change
	2025	2024
Products	$24,000	$19,000	$5,000
Services	248,000	390,000	(142,000)
	$272,000	$409,000	$(137,000)

Total Gross Margin	Three Months Ended March 31, (rounded to $000’s)		Change
	2025	2024
Products	2.8%	1.5%	1.3%
Services	97.7%	82.3%	15.4%
	24.9%	24.0%	0.9%
It is important to note the $24,000 in Products Gross Profits, and the resulting low Gross Margin of 2.8%, is after layering in the $461,000 in unabsorbed overhead costs.
Gross Profit - Analysis of Exclusion of Unabsorbed Overhead
To provide a more detailed view to our performance for products and services based purely on the direct input costs we remove unabsorbed overhead expenses for the following analysis. Gross profit excluding unabsorbed overhead was approximately $485,000 and $681,000 for the three months ended March 31, 2025 and 2024, respectively, a decrease of approximately $196,000, or 28.8%, period over period, and included:

	Three Months Ended March 31, (rounded to $000’s)
Total Gross Profit - Excluding Unabsorbed Overhead	2025	2024	Change
Products	$24,000	$19,000	$5,000
Add Back: Unabsorbed Overhead	461,000	662,000	(201,000)
Products Gross Profit Excluding Unabsorbed Overhead	485,000	681,000	(196,000)
Services	248,000	390,000	(142,000)
Total Gross Profit Excluding Unabsorbed Overhead	$733,000	$1,071,000	$(338,000)

	Three Months Ended March 31, (rounded to $000’s)
Total Gross Margin - Excluding Unabsorbed Overhead	2025	2024	Change
Products	2.8%	1.5%	1.3%
Add Back: Unabsorbed Overhead	55.0%	53.7%	1.3%
Products Gross Margin Excluding Unabsorbed Overhead	57.9%	55.3%	2.6%
Services	97.7%	82.3%	15.4%
Total Gross Margin Excluding Unabsorbed Overhead	67.1%	62.8%	4.3%
Gross Margin excluding unabsorbed overhead of 67.1% for the three months ended March 31, 2025 compared to 62.8% for the same period in 2024 is a significant increase, as is the improvement compared to the 55.6% we reported for the full year 2024, indicating our efforts aimed at reducing overhead expenses and focusing on high margin items are starting to bear fruit.
Gross Profit Analysis
Gross Margin numbers above are based on the total sales for the three months ended March 31, 2025 and 2024 as follows:

Total Sales	Three Months Ended March 31, (rounded to $000’s)		Change
	2025	2024
Products	$838,000	$1,232,000	$(394,000)
Services	254,000	474,000	(220,000)
	$1,092,000	$1,706,000	$(614,000)
•Gross margin was approximately 24.9% and 24.0% (67.1% and 62.8%, excluding unabsorbed overhead) for the three months ended March 31, 2025 and 2024, respectively, based upon total net sales of approximately $1,092,000 and $1,706,000, respectively. As we add more Special Operations Salute sales via online channels, we expect to see our overall gross margin increase. Likewise, as we add more states into our wholesale distribution channel focused solely on high-margin items, rather than any low-margin well vodka in those states, we expect to see additional margin increases. Also, as we add more cases of production through our system, we expect the unabsorbed overhead costs will be reduced as each additive case of new sales volume begins to carry incremental overhead costs as part of the normal manufacturing cost accounting, which should increase our overall margins. Finally, our third-party production contracts were very low margin for us, which is why management made the decision to end those contracts at the end of January 2024 and phase out producing barrels of whiskey for third parties under contract in late 2024. Moving forward, management will focus on higher-margin activities, which we expect will increase our overall margins.
•Gross margin for Products of 2.8% (57.9% excluding unabsorbed overhead) for the three months ended March 31, 2025 compared to 1.5% (55.3% excluding unabsorbed overhead) for the three months ended March 31, 2024 are inclusive of low margin production contracts we ended in 2024, the significant amount of unabsorbed overhead we booked (which drags down gross margin based on the amount of unused capacity in our system), and approximately $2,000 in product inventory write downs in the three months ended March 31, 2025 compared to approximately $79,000 in product inventory write downs and adjustments in the three months ended March 31, 2024. As we work to shed some of our excess capacity and overhead, and as we increase our sales of higher margin items, we expect this Products gross margin to increase significantly (See also below our comments related to this in more detail in Non-GAAP Financial Measures).
Sales and Marketing Expenses
Sales and marketing expenses were approximately $1,315,000 for the three months ended March 31, 2025 compared to approximately $1,190,000 for the three months ended March 31, 2024. This approximately $125,000 increase included:

Sales and Marketing Expense	Three Months Ended March 31, (rounded to $000’s)		Change
	2025	2024
Personnel - Cash Wages and Related Expense	$729,000	$645,000	$84,000
Tasting Room	22,000	34,000	(12,000)
Leases and Rentals	190,000	166,000	24,000
Sales and Marketing Expenses	206,000	96,000	110,000
Other	168,000	249,000	(81,000)
	$1,315,000	$1,190,000	$125,000
•The approximately $84,000 increase in personnel expense was primarily a result of moving a full time employee into the Salute Series sales pipeline to drive more adoption and to grow the brand.

•The approximately $110,000 increase in sales and marketing expenses included: an increase in digital advertising production expense to drive DtC sales of our highest margin spirits brands, offset by decreases in sponsorships and print advertising as we shifted to a new third-party e-commerce platform.
•The approximately $81,000 decrease in other sales and marketing expenses stems from decreased deals, discounts, rebates and incentives offered to wholesale distributors for low margin products and the ending of a contract for an outside sales consultant as of December 31, 2024.
•General and Administrative Expenses
General and administrative expenses were approximately $1,308,000 for the three months ended March 31, 2025, compared to approximately $1,447,000 for the three months ended March 31, 2024. This approximately $139,000 decrease included:

General and Administrative Expense	Three Months Ended March 31, (rounded to $000’s)		Change
	2025	2024
Personnel - Cash Wages and Related Non-Cash Expense	$409,000	$499,000	$(90,000)
Recruiting and retention	5,000	5,000	—
Professional Fees	200,000	287,000	(87,000)
Leases and Rentals	143,000	173,000	(30,000)
Depreciation	249,000	259,000	(10,000)
Other	302,000	224,000	78,000
	$1,308,000	$1,447,000	$(139,000)
•The approximately $90,000 decrease in wages and related expenses was primarily the result of additional matching RSU compensation on a noncash basis related to deferred compensation during the three months ended March 31, 2024 with no such deferred compensation or matching program for the three months ended March 31, 2025. Beginning in May 2023, certain senior level employees elected to defer a portion of their salary until such time as we completed a successful public offering of our common stock (which occurred on November 25, 2024), when the employees would then be paid their respective deferral, plus RSUs or stock options (under the existing 2019 Plan and the new 2024 Plan discussed in Notes 2 and 7 of our condensed consolidated financial statements for the three months ended March 31, 2025 and 2024).
•The approximately $30,000 decrease in leases and rentals was primarily the result of moving from a large warehouse in Eugene, Oregon to a smaller warehouse starting in January 2025.
•The approximately $78,000 increase in other general and administrative expenses included accumulative smaller changes in utilities, travel, general insurance, public company related insurance and other administrative expenses, including board compensation.
•The approximately $87,000 decrease in professional fees expense included:

Professional Fees	Three Months Ended March 31, (rounded to $000’s)		Change
	2025	2024
Accounting and Valuation Services	$15,000	$163,000	$(148,000)
Legal	32,000	73,000	(41,000)
Consulting	—	38,000	(38,000)
Other	153,000	13,000	140,000
	$200,000	$287,000	$(87,000)
A majority of our professional fees expense in the three months ended March 31, 2025 and 2024 were incurred as a result of: general preparedness of our financial reporting and capital structure for our initial public offering and related SEC reporting, and the preparation and filing of an S-1 related to the ELOC we put in place during the quarter. Accordingly, within that context, most of our professional fees expense and changes in expense levels between the respective year-over-year periods were as follows:
•The approximately $148,000 decrease in accounting and valuation services expenses were primarily the result of the end of the need for valuation related services subsequent to the reclassification of convertible notes and liabilities (which were recorded at fair value) to equity effective upon our IPO in November 2024.
•The approximately $41,000 decrease in legal fees was primarily the result of legal work in the three months ended March 31, 2025 including expenses related to our SEC filings, ELOC Agreement and Series B Preferred Stock, compared to legal work in the three months ended March 31, 2024 including expenses related to our Whiskey Notes offering, acquisition of Thinking Tree Spirits,and work on preparation for our initial public offering (which began in late 2023).
•The approximately $140,000 increase in other professional fees was primarily the result of related to third party investor relations and media relations services and moving human resources and payroll to outside firms.
Beginning in late 2023 we began exploring other funding options, including an initial public offering While the costs directly associated with this activity were capitalized and deferred to the balance sheet to be recognized as a cost of the transaction upon a successful completion or other disposition, we also incurred certain other expenses related to preparing for the transaction that did not directly qualify for capitalization and deferral, such as the preparation of audited consolidated financial statements, and certain expenses for valuation and other financial services. On November 25, 2024, we successfully completed our initial public offering, and recognized approximately $2,368,000 of deferred offering expenses as a cost of the transaction.
Interest Expense
Interest expense decreased by approximately $78,000 to approximately $523,000 for the three months ended March 31, 2025, compared to approximately $601,000 for the three months ended March 31, 2024. The decrease included approximately $69,000 resulting from the decreased principal balance of the Silverview loan in 2025 compared to 2024, and an approximately $9,000 decrease in interest expense related to the channel partners loan having been paid off in 2024.
Income Taxes
The provision for income taxes for the three months ended March 31, 2025 and 2024 was immaterial, primarily as we were in a net loss position for those periods.
Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Adjusted Gross Profit excluding unabsorbed overhead and Adjusted Gross Margin excluding unabsorbed overhead: Adjusted gross profit excluding unabsorbed overhead represents GAAP gross profit adjusted for (excluding) unabsorbed overhead. Adjusted Gross Margin excluding unabsorbed overhead represents Adjusted Gross Profit excluding unabsorbed overhead as a percentage of total net sales. We use these measures (i) to compare operating performance on a consistent basis for the raw inputs, direct labor and direct overhead to a produce a product removing unused production capacity or overhead, (ii) for planning purposes, including the preparation of our internal annual operating budget, and (iii) to evaluate the performance and effectiveness of operational strategies as we work to reduce overhead.
Adjusted Gross Profit and Adjusted Gross Margin: Adjusted gross profit represents GAAP gross profit adjusted for any nonrecurring gains and losses. Adjusted Gross Margin represents Adjusted Gross Profit as a percentage of total net sales. We use these measures (i) to compare operating performance on a consistent basis, (ii) for planning purposes, including the preparation of our internal annual operating budget, and (iii) to evaluate the performance and effectiveness of operational strategies.
EBITDA and Adjusted EBITDA: EBITDA represents GAAP net income / (loss) adjusted for (i) depreciation of property and equipment; (ii) interest expense; (iii) share-based compensation; and (iv) provision for income taxes. Adjusted EBITDA represents EBITDA adjusted for the recognition of share-based compensation, non recurring gains and losses;

and other one-time items. We believe that EBITDA and adjusted EBITDA help identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we include in GAAP operating loss. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of this non-GAAP financial measure compared to the closest comparable GAAP measure. Some of these limitations are that:
•Adjusted Gross Profit, EBITDA and adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•Adjusted Gross Profit, EBITDA and adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted Gross Profit, EBITDA and adjusted EBITDA exclude certain recurring, non-cash charges such as depreciation of property and equipment and, although this is a non-cash charge, the assets being depreciated may have to be replaced in the future;
•Adjusted Gross Profit, EBITDA and adjusted EBITDA exclude income tax benefit (expense); and
•Other companies in our industry may calculate non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.
The following table presents a reconciliation of GAAP Gross Profit to Adjusted Gross Profit by removing unabsorbed overhead for the three months ended March 31, 2025 and 2024. Adjusted Gross Margin excluding unabsorbed overhead is the percentage obtained by dividing Adjusted Gross Profit after removing unabsorbed overhead by our GAAP total net sales. It is an analysis that assumes all excess production capacity and space has been used in production and generating revenue, assigning all such overhead costs across all production and revenue. It is especially important in forecasting to larger entities that may be looking to acquire brands or entities about the amount of inefficiencies they can wring out of a products or production if such products or ventures were acquired and absorbed into their larger and more efficient systems.

	Three Months Ended March 31, (rounded to $000’s)
Gross Profit Analysis Excluding Unabsorbed Overhead	2025	2024
GAAP Total Net Sales	$1,092,000	$1,706,000
GAAP Gross Profit	$272,000	$409,000
GAAP Gross Profit Additions/(Deductions):
Unabsorbed Overhead	461,000	662,000
Adjusted Gross Profit excluding unabsorbed overhead	$733,000	$1,071,000
GAAP Gross Margin	24.9%	24.0%
Adjusted Gross Margin excluding unabsorbed overhead	67.1%	62.8%
The above Adjusted Gross Margin excluding unabsorbed overhead shows the cost of production of our products and services based on raw inputs and direct labor and overhead, removing all unabsorbed overhead expenses for unused capacity. This allows us to examine the cost of each product and its margin as we evaluate where our areas of product focus should be. Considering we had low margin activity in our portfolio through early 2024 (for example, well vodka and third-party production) an Adjusted Gross Margin excluding unabsorbed overhead greater than 50% is remarkable for a craft producer. As we increase the use of unused capacity, reduce capacity and continue to shift away from low margin activities towards our focus on higher margin products, we would expect to see both the GAAP Gross Margin and the Adjusted Gross Margin excluding unabsorbed overhead increase.
It is important to note specifically that the Adjusted Gross Margin excluding unabsorbed overhead includes revenue from low margin barrel production contracts we had through early 2024 and that we do not expect to be performing for the foreseeable future as we focus on higher margin activities.
In an ideal scenario a producer would be at 100% utilization and producing high margin items exclusively. Knowing this, we are examining operations, assets and our existing real estate footprint to drive better utilization and reduce overhead with the goal of driving down unabsorbed overhead and decreasing unused asset capacity.

The following table presents a reconciliation of net income / (loss) to EBITDA and adjusted EBITDA for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31, (rounded to $000’s)
EBITDA Analysis	2025	2024
Net Income / (Loss)	$(3,033,000)	$453,000
Add (Deduct):
Income Tax	—	—
Interest Expense	523,000	601,000
Depreciation and Amortization	297,000	320,000
EBITDA	$(2,213,000)	$1,374,000
Change in fair value of convertible notes	—	571,000
Change in fair value of warrant liabilities	—	(430,000)
Investment (Gain) Loss	—	(3,421,000)
Adjusted EBITDA	$(2,213,000)	$(1,906,000)
Liquidity and Capital Resources
We have prepared our condensed consolidated financial statements assuming we will continue as a going concern. Since our inception, we have incurred net losses and experienced negative cash flows from operations as we have invested in equipment, location buildout, inventory buildout (including laying down barrels of whiskey for aging) and marketing to grow our presence and brands. To date, our primary sources of capital have been private and public placements of equity securities, term loans, and convertible debt. During the three months ended March 31, 2025 and 2024, we had net income / (loss) of approximately $(3,033,000) and $453,000, respectively (of which, approximately $0 and $3,280,000, respectively, stemmed from the (increase)/decrease in fair value of certain convertible notes, warrants and contingencies, and gain on investment). We expect to incur additional losses and higher operating expenses for the foreseeable future as we continue to invest in inventory, assets, working capital and otherwise in the growth of our business.
At March 31, 2025, we had outstanding aged payables to vendors in the aggregate amount of approximately $5,519,000, inclusive of accrued amounts to service providers who were providing services for us related to our IPO. We reached agreements with most of these vendors, including the vendors with some of the largest outstanding invoices, to be paid soon after the IPO or periodically on payment plans. Of the aforementioned vendor obligations, approximately $1,364,817 were for services related to the preparation of our IPO. A significant amount of the remaining payables relate to marketing and sports sponsorship fees that were agreed upon or contracted for prior to the COVID-19 lockdowns, but were put on hold or held over during those lockdowns and then restarted after the COVID lockdowns ended pursuant to the terms of the agreements. All of those sports marketing contracts have been completed as of the end of 2024 and will not be renewed, and we expect to make payments to those vendors in a way that allows us to manage our cash on hand as we grow our higher-margin revenue in 2025. Given our shift away from low-margin products and services, management believes the use of cash for higher-margin activities and priorities, requiring fewer raw goods units to drive more top line revenue, and more profitable revenue, will also assist with reducing and eventually eliminating our cash burn. While we believe we have put in place satisfactory payment terms for the payment of most of our outstanding payables, there is a risk that one or more of our vendors could demand a more immediate payment or initiate litigation against us in an attempt to force payment of the amounts owed. In such a case, the litigation could cause us to incur significant costs defending such action, and any such payment could materially affect our business, financial condition or liquidity.
From time to time, we were out of compliance with various financial and other debt covenants under the Silverview Loan, which is discussed below, with respect to our failure to meet certain financial thresholds and tests and the furnishing of some of our consolidated financial statements for quarterly periods in 2024 prior to the closing of our IPO and for the year ended December 31, 2023. As of October 1, 2024, the lender waived any existing covenant compliance matters through the date of our IPO and agreed to forbear from exercising its rights and remedies under the loan agreement for any covenant violations, defaults or breaches through the Silverview Loan through the period ending on the closing date of our IPO. During the first three quarters of 2024, we were out of compliance with certain debt covenants in connection with the furnishing of monthly income statements, meeting an EBITDA test, providing a monthly cash balance report, and providing a monthly operational performance report, of which those covenant breaches were also waived in the October 1, 2024 Silverview Loan modification. We executed an additional agreement with our lender that contained further modifications on November 19, 2024, that went into effect upon the closing of our IPO. It included, among other changes favorable to us, confirming the waiver of any past defaults and covenant breaches, and reducing and simplifying our financial tests and reporting requirements under the loan agreement, making it easier for us to remain in compliance as of December 31, 2024 as we focus on growing our business.
We used a portion of the net proceeds of our IPO to repay a portion of the principal amount of the Silverview Loan as part of the loan modification agreement. Our future capital requirements and the adequacy of available funds will depend on many factors. We believe we will need to raise additional capital in 2025 to cover our expenses and to meet our growth objectives for the remainder of the year. Subject to meeting certain conditions set forth in the securities purchase agreement, we have the ability to draw down on the equity line of credit (ELOC) we put in place in February 2025 if market conditions are favorable for the use of the ELOC at times we seek to use it. However, we may need to seek such additional financing through the offering of other instruments or securities. We will continue seeking additional financing from time to time to meet our working capital requirements, make continued investment in research and development and make capital expenditures needed for us to maintain and expand our business and expand our marketing and sales efforts. We do not have any credit facilities as a source of future funds other than the recently completed equity line of credit, and there can be no assurance that we will be able to raise sufficient additional capital on acceptable terms, or at all. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, or if we expend capital on projects that are not successful, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, or we may have to cease or seriously curtail our operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern. If we raise additional funds through further issuances of equity, convertible preferred stock or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.
On February 4, 2025, we completed a registration statement for an equity line of credit (“ELOC”). Under the ELOC, we registered the resale of up to 5,000,000 shares of our common stock to be sold under the ELOC of of the up to $15,000,000 aggregate gross purchase price of shares of common stock (the “ELOC Shares”), that have been or may be issued by us to the Investor pursuant to the ELOC purchase agreement. The registration statement also included the resale of up to 67,162 shares of common stock that were issued to the Investor upon the exercise of a stock purchase warrant with an exercise price of $0.001 per share (the “Commitment Warrant”) that was issued to the Investor pursuant to the ELOC purchase agreement. In February 2025, the Investor exercised the Commitment Warrant for $67.
On April 14, 2025, we received a notice from the Nasdaq that indicated that we were not in compliance with Nasdaq’s minimum bid price requirement as the closing bid price for our common stock was below $1.00 per share for the prior 30 consecutive business days. Pursuant to the Nasdaq listing rules, we have been granted a 180-calendar day compliance period, or until October 13, 2025, to regain compliance with the Nasdaq’s minimum bid price requirement. During such compliance period, our shares of common stock will continue to be listed and traded on the Nasdaq Capital Market. If at any time during such compliance period, the bid price of our common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, Nasdaq will provide us with written confirmation of compliance with the minimum bid price requirement and the matter will be closed. At the end of such compliance period, we may be granted an additional 180-calendar day compliance period to satisfy the minimum bid price requirement.
If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, our common stock will be subject to delisting. Delisting from Nasdaq could adversely affect our ability to consummate a strategic transaction and raise additional financing through the public or private sale of equity securities, and would significantly affect the ability of investors to trade our securities and negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees and the loss of institutional investor interest.
One way to regain compliance with the minimum listing standard is to undergo a reverse stock split. If we were to undergo a reverse stock split it could impact investors’ value in the investment they made in the company. There is also no guarantee that after undergoing a reverse stock split that our stock’s trading price will remain above the minimum listing requirement for the exchange, in which case the risks mentioned in the paragraphs above could remain in place or come back into being.
Line of Credit and Debt Agreements
In March 2021, we entered into a secured term loan agreement (the “Silverview Loan”)with Silverview Credit Partners, L.P. (“Silverview”) for a secured term loan of up to $15,000,000. The Silverview Loan originally matured on

April 15, 2025, but was extended to October 25, 2026 in the October 1, 2024 Silverview Loan modification. The Silverview Loan initially accrued interest through the 18-month anniversary of the closing date at (i) a fixed rate of 10.0% per annum, which portion was payable in cash, and (ii) a fixed rate of 6.5% per annum, which portion was payable in kind and added to the outstanding obligations as principal. Commencing in October 2022, the Silverview Loan began accruing interest at a fixed rate of 15.0% per annum through maturity. We had an option to prepay the Silverview Loan with a prepayment premium up to 30.0% of the outstanding obligations during the first 24 months of the loan, after which time we could prepay the loan with no premium due. We are now past that initial 24-month window and can prepay all or some of the outstanding balance without penalty. The Silverview Loan is secured by substantially all of our assets.
The original Silverview Loan contained certain financial and other debt covenants that, among other things, imposed certain restrictions on indebtedness, liens, investments and capital expenditures. The financial covenants required that, at the end of each applicable fiscal period, as defined pursuant to the Silverview Loan agreement, we either had (i) an EBITDA interest coverage ratio up to 2.00 to 1.00, or (ii) a cash interest coverage ratio of not less than 1.25 to 1.00. Commencing with the fiscal quarter ending June 30, 2021, we were required to maintain liquidity of not less than $500,000. The Silverview Loan was used for general corporate purposes, including working capital needs and capital expenditures. The covenants and tests have since been deleted as part of the October 1, 2024 and November 19, 2024 loan modifications.
As discussed above, in the past, we had violated various financial and other debt covenants in the Silverview Loan agreement, including our failure to timely furnish to Silverview our consolidated financial statements for the months of 2024 prior to the completion of our IPO and for the year ended December 31, 2023. Because we had reached an agreement in principal with Silverview in June 2024 on the treatment of such waivers and the elimination of certain reporting requirements and covenants leading up to the IPO and we were working to paper those modifications while working on the IPO, we determined that the Silverview Loan should be classified as a current liability as of the date of our IPO. As of the date of our IPO (November 25, 2024) the outstanding principal balance on the Silverview Loan was $12,250,000, with approximately $1,568,0000 having been paid towards principal subsequent to the closing of the IPO through December 31, 2024 leaving an outstanding balance of the Silverview Loan of approximately $10,682,000 at December 31, 2024 In the three months ended March 31, 2025, approximately $300,000 was paid towards principal, leaving an outstanding balance on the Silverview Loan of approximately $10,382,438.
The modification, first executed by the parties on October 1, 2024 and further modified on November 19, 2024, became effective upon the closing of our initial public offering in November 2024, contained the following provisions:
1)extend the maturity date by 18 months to October 25, 2026;
2)recast the amortization schedule to reduce the amount paid each quarter to allow us to preserve cash, as follows: $300,000 due December 31, 2024, $700,000 due June 30, 2025 and then $500,000 due every six months thereafter;
3)increase the per annum interest rate from 15% to 16.5% commencing in December 2024, with monthly interest payments remaining in effect but allowing us at our election to pay 100% of each interest payment in cash or to pay approximately 73.7% of such interest payment in cash and to add the balance of such interest payment to the principal amount of the loan through the end of December 2025;
4)waive any past missed amortization payments;
5)waive any past covenant faults;
6)add a 1% additional exit fee due at loan payoff;
7)add an additional 1% exit fee due at payoff if we do not refinance or repay the entire loan by the original July 30, 2025 maturity date;
8)eliminate the EBITDA coverage and interest coverage ratio tests; and
9)reduce and simplify the reporting requirements to match the reporting we must make to the SEC as a public company.
With these changes and the net proceeds we receive from our initial public offering, we expect to remain in compliance with all financial covenants in the Silverview Loan agreement. We used approximately $2,375,000 of the net proceeds of our initial public offering to repay a portion of the principal and accrued interest of the Silverview Loan.

In April 2020, we were granted a loan under the Paycheck Protection Program (“PPP”) offered by the Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), section 7(a)(36) of the Small Business Act for $3,776,100. The proceeds from the PPP loan could only be used to retain workers and maintain payroll or make mortgage interest, lease and utility payments and all or a portion of the loan could be forgiven if the proceeds are used in accordance with the terms of the program within the eight or 24-week measurement period. The loan terms required the principal balance and 1% interest to be paid back within two years of the date of the note. In June 2021, our bank approved forgiveness of the loan of $3,776,100. During the year ended of December 31, 2021, the forgiveness was partially rescinded by the SBA and we recognized $1,506,644 as other income in the consolidated statements of operations, resulting in $2,269,456 in PPP debt. Under the terms of the PPP loan, we have also recorded interest on the PPP loan at the rate of 1%, for a total of $107,255 as of December 31, 2024. We are currently in the process of disputing a portion if not all of the difference. The terms of the agreement state that we have 18-24 months to repay the PPP loan. Following the date of the forgiveness, the remaining principal balance of the PPP loan of $2,269,456 is expected to be repaid in the next 12 months with our general assets.
Cash Flows
The following table sets forth a summary of cash flows for the periods presented:

Summary of Cash Flows	Three Months Ended March 31, (rounded to $000’s)
	2025	2024
Net Cash Used in Operating Activities	$(2,031,000)	$(2,660,000)
Net Cash Provided by Investing Activities	65,000	5,000
Net Cash Provided by Financing Activities	1,612,000	3,032,000
Net increase / (decrease) in cash	$(354,000)	$377,000
Net Cash Used in Operating Activities
During the three months ended March 31, 2025 and 2024, net cash used in operating activities was approximately $(2,031,000) and $(2,660,000), respectively, resulting primarily from net income / (loss) of approximately $(3,033,000) and $453,000, respectively. During the three months ended March 31, 2025 and 2024, approximately $554,000 and $(400,000), respectively, of cash was (used) / generated by changes in operating account balances of operating assets and liabilities. Non-cash adjustments to reconcile net income / (loss) to net cash used in operating activities were approximately $447,000 and $(2,713,000) in the respective periods.
The approximately $447,000 of non-cash adjustments for the three months ended March 31, 2025 consisted primarily of approximately: $297,000 of depreciation expense; $96,000 of non-cash amortization of operating lease right-of-use assets; $6,000 of loss on disposal of property and equipment; and, $50,000 of non-cash interest expense primarily associated with our notes payable.
The approximately $(2,713,000) of non-cash adjustments in the three months ended March 31, 2024 included approximately: $320,000 of depreciation expense; $144,000 of non-cash amortization of operating lease right-of-use assets; $571,000 of loss on change in fair value of convertible notes; and $84,000 of non-cash interest expense primarily associated with our notes payable, offset by: $3,421,000 of gain on change in fair value of investment; and $430,000 of gain on change in fair value of warrant liabilities.
Net Cash Provided by Investing Activities
During the three months ended March 31, 2025 and 2024, net cash provided by investing activities was approximately $65,000 and $5,000, respectively, related primarily to the purchase of property and equipment, net of amounts related to proceeds from sale of assets.
Net Cash Provided By Financing Activities
During the three months ended March 31, 2025 and 2024, net cash provided by financing activities was approximately $1,612,000 and $3,032,000, respectively. The cash proceeds received in the three months ended March 31, 2025 were primarily comprised of approximately: $232,000 from the sale of common stock under the ELOC; $1,680,000 from the sale of Series B Preferred Stock (and warrants for the first two non-ELOC Investor subscriptions); offset by repayment of notes payable of $300,000. The cash proceeds received in the three months ended March 31, 2024 of approximately $3,032,000 were related to approximately: proceeds from convertible notes of $3,116,000 (of which approximately $1,100,000 was from a related party); $39,000 proceeds from notes payable; offset by deferred transaction costs associated with our IPO of $(82,000); and repayment of notes payable of $(41,000).
Supplemental Cash Flow Information
During the three months ended March 31, 2025, supplemental cash flow activity included approximately: $474,000 of cash paid for interest expense; $182,000 of right-of-use assets obtained in exchange for new operating lease liabilities; and $8,000 of unpaid property and equipment additions. For the three months ended March 31, 2024, supplemental cash flow activity included approximately: $517,000 of cash paid for interest expense; and $77,000 of unpaid deferred transaction costs that were recorded as a deferred expense on the balance sheet and recorded in accounts payable and other current liabilities.
Off-Balance Sheet Arrangements
We had no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of March 31, 2025 or for the periods presented. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Recent Accounting Pronouncements
A discussion of recent accounting pronouncements is included in Note 2 to our condensed consolidated financial statements for the three months ended March 31, 2025 and 2024 included elsewhere in this filing.
Critical Accounting Estimates
Our condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles in the U.S. The preparation of our condensed consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our condensed consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in more detail in the notes to our condensed consolidated financial statements, we believe that the following estimates are those most critical to the judgments and estimates used in the preparation of our condensed consolidated financial statements.
Impairment of Long-Lived Assets
All long-lived assets used are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Factors that we consider in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. When such an event occurs, future cash flows expected to result from the use of the asset and its eventual disposition are estimated. If the undiscounted expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the difference between the asset’s fair value and its carrying value. We did not record any impairment losses on long-lived assets for the three months ended March 31, 2025 or 2024.
Emerging Growth Company Status
The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i)

are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies, and our condensed consolidated financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.
We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of our initial public offering (November 25, 2029), (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.
Item 3. Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks from fluctuations in interest rates, which may adversely affect the results of operations and our financial condition. We seek to minimize these risks through regular operating and financing activities.
Item 4. Controls and Procedures
Evaluation of disclosure controls and procedures.
Our management, with the participation of our Chief Executive Officer, evaluated the effectiveness of our disclosure controls and procedures pursuant to Rule 13a-15 under the Exchange Act. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.
Based on management’s evaluation, our Chief Executive Officer concluded that, as a result of the material weaknesses described below, as of March 31, 2025, our disclosure controls and procedures are not designed at a reasonable assurance level and are not effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer, as appropriate, to allow timely decisions regarding required disclosure. The material weaknesses, which relate to internal control over financial reporting, that were identified are:
a) due to our small size, we do not have a proper segregation of duties in certain areas of our financial reporting process. The areas where we have a lack of segregation of duties include cash receipts and disbursements, approval of purchases and approval of accounts payable invoices for payment. This control deficiency, which is pervasive in nature, results in a reasonable possibility that material misstatements of the condensed consolidated financial statements will not be prevented or detected on a timely basis; and
b) the lack of the quantity of resources to implement an appropriate level of review controls to properly evaluate the completeness and accuracy of transactions entered into by our company.
We are committed to improving our financial organization. In addition, we will look to increase our personnel resources and technical accounting expertise within the accounting function to resolve non-routine or complex accounting matters.

Changes in internal control over financial reporting.
There were no changes in our internal control over financial reporting that occurred during the quarter ended March 31, 2025 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II - Other Information
Item 1. Legal Proceedings
We may be subject to legal disputes and subject to claims that arise in the ordinary course of business. Although the results of such litigation and claims in the ordinary course of business cannot be predicted with certainty, we believe that the final outcome of such matters will not have a material adverse effect on our business, results of operations, cash flows or financial condition. Regardless of outcome, litigation can have an adverse impact on us because of defense costs, diversion of management resources and other factors. Currently, there is no litigation pending against our company that could materially affect our company, except as follows:
On January 31, 2025, CFGI, LLC (“CFGI”) commenced a litigation against us in the Superior Court, Suffolk County, Massachusetts asserting claims arising under a November 1, 2022 written engagement letter agreement whereby CFGI agreed to provide financial, accounting and tax consulting services to us. CFGI contends that it fully performed its obligations under such agreement, but that the parties amended the agreement on or about May 22, 2023 when we fell behind in our payments. CFGI alleges further that, while we made some payments under the amended agreement, CFGI is currently owed approximately $730,000, plus interest.
Our response to the complaint was due on or before April 21, 2025, but we have received a two week extension from CFGI. At December 31, 2024 we had accrued the entire amount payable to CFGI and the Company is in negotiations with CFGI on alternate payment terms that will allow us to pay the amounts due to CFGI over time.
On April 16, 2025, Kaylon McAlister, a former co-founder of Thinking Tree Spirits, filed suit in the Circuit Court of Oregon against Thinking Tree Spirits and our company seeking $470,000 under the Oregon dissenter rights statute, plus interest. While we are reviewing the matter, we believe the amount being sought is without merit and grossly overinflates the value of the enterprise, and we intend to vigorously defend this matter. Further, we believe we have counterclaims against the plaintiff for actions taken by him before, during and after the closing of the acquisition transaction that adversely effected the valuation of the acquisition and our investment in Thinking Tree Spirits.
Item 1A. Risk Factors
As a “smaller reporting company,” we are not required to provide the information required by this Item.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds
Recent Sales of Unregistered Securities
We did not issue any unregistered equity securities during the the period covered by this report.
Item 3. Defaults upon Senior Securities
None.
Item 4. Mine Safety Disclosures
Not applicable.
Item 5. Other Information
None.
Item 6. Exhibits.
The Exhibits listed in the Exhibit Index are filed as part of this quarterly report on Form 10-Q. Each management contract or compensatory plan or agreement listed on the Exhibit Index is identified by a hashtag.

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Description of Exhibits	Form	File No.	Exhibit	Filing Date
3.1	Second Amended and Restated Certificate of Incorporation of Heritage Distilling Holding Company, Inc.	8-K	001-42411	3.1	November 26, 2024
3.2	Amended and Restated Bylaws of Heritage Distilling Holding Company, Inc.	8-K	001-42411	3.2	November 26, 2024
3.3	Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock	S-1/A	333-279382	3.8	October 3, 2024
3.4	Certificate of Designations, Preferences, Powers and Rights of the Series B Convertible Preferred Stock	8-K	001-42411	3.1	January 24, 2025
4.1	Specimen common stock certificate	S-1/A	333-279382	4.1	August 28, 2024
4.2	Form of Representative’s Warrant from initial public offering	8-K	001-42411	4.1	November 26, 2024
4.3	Form of outstanding restricted stock units issued under the 2019 Plan prior to January 1, 2024	S-1/A	333-279382	4.3	July 5, 2024
4.4	Form of outstanding restricted stock units issued under the 2019 Plan after January 1, 2024	S-1/A	333-279382	4.4	August 28, 2024
4.5	Form of outstanding warrants that expire in August 2028	S-1	333-279382	4.5	May 13, 2024
4.6	Form of outstanding prepaid warrants with no expiration date	S-1	333-279382	4.6	May 13, 2024
4.7	Form of outstanding warrants that expire in June 2029	S-1/A	333-279382	4.7	July 5, 2024
4.8	Form of warrants that will expire on the 24 month, 42 month, and 60 month anniversaries of November 25, 2024	S-1/A	333-279382	4.8	October 25, 2024
4.9	Form of Common Warrant that expires November 21, 2029	8-K	001-42411	4.2	November 26, 2024
4.10	Form of outstanding warrants that expires April 1, 2028	10-K	001-42411	4.10	April 28, 2025
4.11	Form of outstanding warrants that expires February 21, 2030	POS-AM	333-284509	4.11	May 7, 2025
10.1	Loan Agreement, dated as of March 29, 2021, by and among Silverview Credit Partners, LP, as agent for the lenders, the financial institutions and other institutional investors from time-to-time party thereto as lenders, Heritage Distilling Company, Inc., as borrower, and Heritage Distilling Holding Company, Inc.	S-1	333-279382	10.1	May 13, 2024
10.2	Amendment No. 1 to Loan Agreement, dated as of September 9, 2021, by and among Silverview Credit Partners, LP, as agent for the lenders, the financial institutions and other institutional investors from time-to-time party thereto as lenders, Heritage Distilling Company, Inc., as borrower, and Heritage Distilling Holding Company, Inc.	S-1	333-279382	10.2	May 13, 2024

Exhibit		Incorporated by Reference
Number	Description of Exhibits	Form	File No.	Exhibit	Filing Date
10.3	Amendment No. 2 to Loan Agreement, dated as of September 9, 2021, by and among Silverview Credit Partners, LP, as agent for the lenders, the financial institutions and other institutional investors from time-to-time party thereto as lenders, Heritage Distilling Company, Inc., as borrower, and Heritage Distilling Holding Company, Inc.	S-1/A	333-279382	10.9	October 3, 2024
10.4	Amendment No. 3 to Loan Agreement dated as of September 9, 2021, by and among Silverview Credit Partners, LP, as agent for the lenders, the financial institutions and other institutional investors from time-to-time party thereto as lenders, Heritage Distilling Company, Inc., as borrower, and Heritage Distilling Holding Company, Inc.	S-1	333-284509	10.4	January 27, 2025
10.5	2019 Equity Incentive Plan#	S-1	333-2793852	10.4	May 13, 2024
10.6	2024 Equity Incentive Plan#	S-1/A	333-279382	10.5	August 28, 2024
10.7	Form of October 2023 Exchange Agreement	S-1/A	333-279382	10.6	October 3, 2024
10.8	Form of Amendment to October 2023 Exchange Agreement	S-1/A	333-279382	10.7	October 25, 2024
10.9	Amendment dated October 24, 2024 to October 2023 Exchange Agreement	S-1/A	333-279382	10.11	October 25, 2024
10.10	Form of April 2024 Exchange Agreement	S-1/A	333-279382	10.8	October 3, 2024
10.11	Securities Purchase Agreement dated as of January 23, 2025 by and between Heritage Distilling Holding Company, Inc. and C/M Capital Master Fund, LP	8-K	001-42411	10.1	January 24, 2025
10.12	Registration Rights Agreement dated as of January 23, 2025, by and between Heritage Distilling Holding Company, Inc. and C/M Capital Master Fund, LP	8-K	001-42411	10.2	January 24, 2025
31.1	Certification of the Chief Executive Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002†
31.2	Certification of the Chief Financial Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002†
32	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002†
101.INS	Inline XBRL Instance Document.†
101.SCH	Inline XBRL Taxonomy Extension Schema Document.†
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.†
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.†
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.†

Exhibit		Incorporated by Reference
Number	Description of Exhibits	Form	File No.	Exhibit	Filing Date
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.†
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
#Indicates a management contract or compensatory plan.
†Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HERITAGE DISTILLING HOLDING COMPANY, INC.

Date: May 20, 2025	By:	/s/ Justin Stiefel
Justin Stiefel Chief Executive Officer

Date: May 20, 2025	By:	/s/ Michael Carrosino
Michael Carrosino Chief Executive Officer Principal Financial Officer and Principal Accounting Officer

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER
PURSUANT TO RULE 13A-14(A)

I, Justin Stiefel, certify that:

1.     I have reviewed this Quarterly Report on Form 10-Q of Heritage Distilling Holding Company, Inc.;

2.     Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.     Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.     The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)     Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)     Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)     Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)     Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.     The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)     All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)     Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 20, 2025

By:	/s/ Justin Stiefel
	Name:	Justin Stiefel
	Title:	Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER
PURSUANT TO RULE 13A-14(A)

I, Michael Carrosino, certify that:

1.     I have reviewed this Quarterly Report on Form 10-Q of Heritage Distilling Holding Company, Inc.;

2.     Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.     Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.     The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)     Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)     Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)     Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)     Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.     The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)     All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)     Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 20, 2025

By:	/s/ Michael Carrosino
	Name:	Michael Carrosino
	Title:	Chief Financial Officer

Exhibit 32

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, each of the undersigned officers of Heritage Distilling Holding Company, Inc., a Delaware corporation (the “Company”), hereby certifies that, to his knowledge:

(1)     The Quarterly Report on Form 10-Q of the Company for the first quarter ended March 31, 2025 (the “Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)     The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 20, 2025

By:	/s/ Justin Stiefel
Name:	Justin Stiefel
Title:	Chief Executive Officer

By:	/s/ Michael Carrosino
Name:	Michael Carrosino
Title:	Chief Financial Officer